Exhibit 99

PROJECT CONSULTING AND MANAGEMENT AGREEMENT
BY AND BETWEEN

THE NEW YORK RACING ASSOCIATION INC.
(“NYRA”)

AND

MGM GRAND (NEW YORK), LLC
(“OPERATOR”)

THIS PROJECT CONSULTING AND MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into this 15th day of June 2005, by and between The NEW YORK RACING ASSOCIATION Inc., a New York nonprofit corporation (hereinafter referred to as “NYRA”), and MGM GRAND (NEW YORK) LLC, a Nevada limited liability company (hereinafter referred to as “Operator”).

R E C I T A L S

A. NYRA operates Aqueduct Race Track, which is located in Queens, New York (the “Racetrack”). NYRA and/or Affiliates currently conduct at the Racetrack thoroughbred racing and simulcast wagering together with various activities related thereto (including live wagering and retail, food, beverage, trade expositions, and entertainment facilities) (collectively, with racing and simulcast wagering, “Non-Gaming Operations”). NYRA desires to designate certain areas at the Racetrack for the operation of not less than 4,500 “VLTs” (as herein defined) and ancillary new retail, food, beverage and entertainment facilities approved by NYRA (“New Non-Gaming Operations”) (collectively, with the operation of VLTs, “Gaming Activities”, “Project”, or “Gaming Operations”).

B. NYRA desires to retain Operator (i) to provide assistance in connection with the financing of the Project (as hereinafter defined); (ii) to provide consultation on the construction, refurbishing, installation and design issues relating to the areas designated for Gaming Activities (collectively the “Project”) and (iii) to manage the Gaming Activities, and Operator desires to provide such services, subject to the terms, conditions and limitations hereinafter set forth.

C. NYRA and Operator acknowledge and understand that NYRA, except as otherwise provided herein, shall continue to operate Non-Gaming Operations at the Racetrack and that NYRA shall be entitled to all revenue therefrom and shall be responsible for all expenses and liabilities relating thereto. All New Non-Gaming Operations shall be subject to this Agreement.

A G R E E M E N T

NOW, THEREFORE, for and in consideration of the above recitals which are hereby incorporated herein as an integral part of this Agreement and the mutual covenants, promises and agreements herein contained, the parties hereto do hereby agree as follows:

1. DEFINITIONS/ARTICLE

1.1 Definitions. All capitalized terms referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit “A”, which is attached hereto and incorporated by reference.

1.2 Article. All references to “Article” in this Agreement shall refer to a major section designed by a single Arabic number with a caption entirely in capital letters.

2. TERM

2.1 Term. Unless sooner terminated pursuant to the terms contained herein, the Term of this Agreement shall commence on the date this Agreement is executed and shall end on the fifth anniversary of the Opening Date, provided that such period shall be extended in the event that (a) the Bridge Note (as defined in Paragraph 3.8), any refinancing thereof or any other advance or loan by Operator or any of its Affiliates to NYRA (including without limitation the Permanent Financing, as defined in Paragraph 3.8) remains outstanding, or (b) the Operator and/or any of its Affiliates remain subject to any obligations by way of guaranty, “keep-well” or otherwise under the terms of the Permanent Financing or any extension, modification or refinancing thereof. Any such Term extension shall not continue beyond the longer of either contingency as described in clauses (a) and (b) contained herein.

2.2 Good Faith Negotiations. Not later than 1 year (365 days) before the end of the Term, the Parties agree to meet and engage in good faith negotiations for a new term pursuant to whatever terms and conditions the Parties may mutually agree upon. If no agreement for a new term is reached by the parties within sixty (60) days of the first meeting pursuant to this Paragraph 2.2. the “Extension Negotiation Period,” NYRA shall be free to solicit proposals and enter into negotiations with any other entity or operator of its choosing. Any failure of the parties to reach an agreement on a new term within the Extension Negotiation Period shall not constitute bad faith for purposes of this Paragraph.

2.3 Intentionally deleted.

2.4 Recording of Memorandum of Project Consulting and Management Agreement. At the request of Operator, NYRA shall execute a Memorandum of Project Consulting and Management Agreement substantially in the form of Exhibit “B” attached hereto, which Memorandum shall be recorded, if possible, in the real property or other pertinent records of the Office of the Queens County Recorder, in the State of New York.

3. CONSULTING AND CONSTRUCTION SERVICES; FINANCIAL SERVICES

3.1 NYRA’s Obligations. NYRA shall pay all costs to design, develop, construct, furnish and equip the Project, in accordance with the Project Budget and the Plans and Specifications and FF&E Specifications as and when approved by NYRA and Operator. NYRA shall also reimburse to Operator a development fee payable to Operator equal to Eight Hundred Thousand Dollars ($800,000), as reimbursement to Operator of all of its direct costs incurred in connection with the Project, including travel and allocated cost of Operator’s employees, and further including all management time of Operator in connection with the design and construction of the Project. This fee shall be paid in full, without interest, by NYRA to Operator in two equal installments of Four Hundred Thousand Dollars ($400,000), the first such installment to be paid ninety (90) days after the Opening Date and the second such installment to be paid one hundred and eighty (180) days after the Opening Date. The Project shall be of first class quality taking into account the market and competitive projects. NYRA shall pay the costs of any and all gaming licenses or qualifications and any and all other permits, certificates of occupancy, agreements and other approvals required for design, development and construction of the Project, and for Operator to commence operation of the Project, except any license required to be obtained by Operator with respect to its management of the Project. All approvals of NYRA under this Article 3 are subject to Paragraph 23.6 (as are all other approvals under this Agreement, unless expressly specified to the contrary).

3.2 Preparation of Plans and Specifications. NYRA and Operator have approved the Concept Plan as the same is set forth in Exhibit E hereto. In addition, promptly following the execution and delivery of this Agreement, NYRA and Operator shall prepare an initial project budget and schedule for the Project and designate the Interior Designer for the Project. Operator will prepare agreements for all Contractors and Consultants, within the project budget, for NYRA’s account and at NYRA’s sole cost and expense, such Consultants and/or Contractors shall prepare all site plans, construction drawings, surveys, materials, specifications, architectural plans and drawings, engineering plans and drawings, and all other plans, drawings, studies or reports of any nature and all applications for any required building, environmental or other governmental approvals or permits related to (a) the construction and/or remodeling of the Project (the “Plans and Specifications”) and (b) the furnishings, fixtures and equipment, (the “FF&E”) to be installed in the Project (the “FF&E Specifications”). All Contractors and Consultants retained by Operator on NYRA’s behalf shall be required to carry Liability Insurance, Workers Compensation and Professional Liability Insurance, if applicable. The Professional Liability Insurance shall provide at least One Million Dollars in limits or such higher limits, as Operator deems appropriate. The liability insurance shall name NYRA and Operator as additional insureds. Operator shall consult with NYRA as to the selection of the Project interior designer and the selection shall be subject to the approval of NYRA. The FF&E Specifications shall be prepared under the direction of Operator and shall be delivered to NYRA for its review and approval prior to the ordering of the items set forth therein and in accordance with the approved Construction Schedule. Such FF&E Specifications shall cover all furniture, furnishings, equipment and fixtures necessary or appropriate to operate the Project. The various components of the Plans and Specifications (i.e., conceptual, preliminary and final plans) shall be prepared and delivered to NYRA for its review and approval.

3.3 Changes. After approval of final Plans and Specifications or FF&E Specifications for the Project by NYRA, such final Plans and Specifications or FF&E Specifications shall not be changed in any material respect without NYRA’s and Operator’s approval except as otherwise provided herein. Operator may recommend, subject to NYRA’s approval, such further changes in the final Plans and Specifications or FF&E Specifications as Operator may deem appropriate on account of engineering, aesthetic, economic, availability or any other reasons whatsoever. In addition, Operator may, with the concurrence of the Consultant responsible for the particular aspect of the Project and without prior notice or approval of NYRA, make or agree on behalf of NYRA to permit any non-material changes in the final Plans and Specifications or FF&E Specifications, or interpretations thereof or field directives, substitutions or other orders with respect thereto, as Operator may deem necessary or appropriate to mitigate problems, shortages, disputes, design deficiencies, sub-contractor failures or other exigent circumstances as may arise during the period of constructing, furnishing and equipping the Project. For purposes of this Paragraph, “non-material changes” shall be defined as any change that does not exceed Two Hundred Fifty Thousand Dollars ($250,000) which, in conjunction with all other changes, has no net effect on the total budgeted cost of the Project as approved by NYRA. Any material changes shall require NYRA’s approval.

3.4 Construction Schedule. Prior to or simultaneously with the preparation of the Plans and Specifications and the FF&E Specifications, Operator shall prepare and submit to NYRA for NYRA’s review and approval, a construction schedule for: (i) the preparation of all Plans and Specifications and (ii) the construction/remodeling and equipping of the Project (the “Project Schedule”). To the extent required by relevant state statute or regulation, NYRA shall review and approve Operator’s competitively bid selections of all contractors for the Project and the construction contracts related thereto; NYRA represents and warrants that with respect to all contracts entered into between NYRA and contractors selected through and including the date of this Agreement, NYRA has complied with all such state statutes and regulations. Such Project Schedule will identify third party vendors such as VLT suppliers and infrastructure contractors. For the avoidance of doubt, to the extent contracts entered into on behalf of NYRA are required to comply with competitive bidding requirements; such compliance shall be NYRA’s responsibility subject to full cooperation by Operator.

3.5 Extent of Operator Review. It is understood that all matters to be submitted to NYRA for review and approval hereunder will have been prepared by said Contractors and/or Consultants and not by Operator. Operator’s review of such matters will be for the limited purposes of enabling Operator to make suggestions to NYRA and to assure that the Project is constructed or remodeled so that it will be acceptable to Operator for its purposes. Without limiting the foregoing, Operator shall have no responsibility or liability for retrofit obligations (including environmental life safety and code), which may arise in connection with the Project, whether applicable to the Project or other portions of the Racetrack, including obligations or liabilities, which may arise as a consequence of the Project.

3.6 Technical Services. From the date hereof until the Project is substantially completed and occupied (including FF&E installation), Operator shall provide the following technical services to NYRA, either itself or through its Affiliates (the “Technical Services”) or Consultants:

3.6.1 Operator’s advice to and consultation with the Contractors and/or Consultants in connection with the architectural, engineering and other planning of the Project and in the selection and specification of FF&E;

3.6.2 advice and consultation with Contractors and/or Consultants regarding mechanical installations, recreational areas and such other areas as energy and security;

3.6.3 advice to NYRA in the planning as to aesthetic and quality aspects and Operator’s operational requirements with respect to all areas of the Project, staff structure, data processing equipment and software, surveillance and security services, marketing, and entertainment programs;

3.6.4 advice to Contractors and/or Consultants in the selection, purchase, installation and layout of all equipment required or desirable for the efficient and economical operation of the Project; and

3.6.5 coordination with the Contractors and/or Consultants with respect to each other on the Project.

3.7 Final Approval by Operator. Operator shall not be required to open the Project to the public until it determines it is appropriate to do so. Operator may, without accepting the Project and with NYRA’s approval, conduct pre-opening operations of the Project to the extent allowed by Law. Final approval of the Project by Operator shall occur on the latest to occur of:

3.7.1 the date that the Project is substantially completed (including FF&E); and

3.7.2 the date that VLTs have been substantially installed and tested for operational readiness; and

3.7.3 the date that all licenses and permits required for the operation of the Project (including, without limitation, a certificate of occupancy (or local equivalents), and gaming licenses are obtained; and

3.7.4 evidence that all required insurance coverage is in place, naming each of NYRA and Operator as an Additional Named Insured; and

3.7.5 the date that adequate Working Capital and Gaming Bankroll for the Project have been furnished by NYRA in accordance with the provisions of this Agreement; and

3.7.6 the date that the Project is, in the reasonable opinion of Operator, ready to render first-class service to customers on a fully operational basis in compliance with Law.

3.8 Financing. In order to facilitate the Project, Operator has provided to NYRA and will continue to provide to NYRA, subject to the terms and conditions contained herein, Operator’s financial assistance in connection with obtaining and maintaining appropriate financing for the Project. Such assistance shall consist of the following:

3.8.1 pending obtaining permanent financing for the Project (“Permanent Financing”), Operator has provided, and subject to the terms and conditions contained herein, will continue to provide interim financing in connection with the Project (“Bridge Financing”).

a.	Through and including the date hereof, Operator has provided Bridge Financing, including third-party costs incurred by Operator, as contemplated in Paragraph 3.1 above, pursuant to a Bridge Note, a copy of which is attached hereto as Exhibit “C-1”.

b.	In order to enable the Project to advance pending receipt of the Permanent Financing, Operator will continue to provide, from time to time Bridge Financing pursuant to the Bridge Note and this Agreement, up to a maximum amount of Bridge Financing, not to exceed $35,000,000 in the aggregate, or such greater amount as Operator, in its sole discretion may choose to advance.

c.	In consideration of providing the Bridge Financing, Operator shall be entitled to receive from NYRA: (i) a financing fee equal to three percent (3%) of the total amount of committed Bridge Financing or actual funded Bridge Financing, whichever is greater (the

“Bridge Financing Fee”); and (ii) interest on the Bridge Financing at the rate of LIBOR (as determined from time to time during the period in which the Bridge Financing remains outstanding), plus five percent (5%), such interest to be determined from the date of a particular advance or incurrence of Bridge Financing through the date of repayment (“Bridge Financing Interest”).
d.	The principal amount of the Bridge Financing, the Bridge Financing Fee and the Bridge Financing Interest shall be due and payable at the earlier of (i) the funding of the Permanent Financing or (ii) the first anniversary of the date of this Agreement, provided however, that to the extent certain of the advances of Bridge Financing are not ascertainable as of such date, final payment of amounts which are due Operator under the Bridge Financing shall be made as promptly thereafter as is practicable.

e.	In the event NYRA shall be in breach of this Agreement, all amounts referred to in subparagraph 3.8.1(d) above shall immediately be due and payable.

f.	In the event Operator, in the exercise of reasonable judgment, determines that because of regulatory or legal reasons not involving a breach of this Agreement by Operator, the continued development of the Project or the Opening Date has been enjoined by a regulatory agency or court of competent jurisdiction, or is likely to be delayed to a date which is more than eighteen months after the date this Agreement is executed by the parties hereto, Operator may suspend work on the Project and/or halt additional funding of the Bridge Note. NYRA acknowledges that Operator’s suspension of work on the Project and halting of additional funding of the Bridge Note prior to the date of this Agreement would be a reasonable exercise of business judgment by Operator.

3.8.2 Operator shall cause to be provided for the account of NYRA the Permanent Financing, which shall not, except as otherwise agreed by NYRA and Operator exceed $170,000,000 (inclusive of principal, interest and commitment fee due under the Bridge Note). The Permanent Financing shall be pursuant to and on the terms set forth in the Permanent Financing Documents attached hereto as Exhibit “C-2.” NYRA agrees that the Permanent Financing may be made available through an affiliate of Operator.

Notwithstanding anything to the contrary contained in this Agreement, the Bridge Financing, or the Permanent Financing Documents, Operator, shall not be required to perform its obligations hereunder or to provide funding under the Bridge Financing, the Permanent Financing Documents or otherwise, until and such time as NYRA demonstrates to Operator, to Operator’s reasonable satisfaction, that NYRA is able and authorized under applicable laws and regulations of the State of New York to make principal and interest payments on its Bridge Financing and Permanent Financing in the ordinary course of business and that any subsequent operator(s) of the Racetrack (in the event NYRA’s franchise to operate the Racetrack expires or is terminated during the term hereof and prior to the repayment in full of the Permanent Financing) shall be subject to NYRA’s obligations under this Agreement and the Permanent Financing Documents (collectively, the “Condition Precedent”).

On the third business day (the “Closing”) following satisfaction of the Condition Precedent (or Operator’s waiver of all or any part thereof, which waiver shall be in Operator’s sole and absolute discretion), (i) NYRA shall deliver and shall cause the parties other than Operator and its affiliates, to deliver to Operator and its applicable affiliate, duly executed copies of each of the Financing Documents, together with any additional agreements, instruments and/or certificates referred to therein and required to be delivered as provided therein (e.g. the agreements, instruments referred to in Section 7(a) of the Permanent Financing Note) and (ii) Operator shall cause its affiliate to execute and deliver to NYRA duly executed copies of each of the Financing Documents.

4. PRE-OPENING SERVICES BY OPERATOR

Prior to the Opening Date, Operator, as agent and for the account of NYRA pursuant to the Pre-opening Budget, shall perform or arrange through Contractors and/or Consultants, Affiliates, initial staff or other Persons for the performance of the following services on behalf of and for the account of NYRA (the “Pre-Opening Services”) (with NYRA approvals, to the extent required, to be provided pursuant to Paragraph 23.6):

4.1 Staffing. In cooperation with and subject to final approval of NYRA’s human resources department, arrange for the recruitment and training of the initial staff of the Project, all of whom shall be employees of NYRA;

4.2 Marketing. Supervise the creation and implementation of a marketing program consisting of sales, advertising, promotion, publicity and public relations, in order to attract customers to the Project on and after the Opening Date;

4.3 Lease and Agreements. Subject to NYRA’s approval, negotiate and enter into on behalf of NYRA all leases, licenses and concession agreements appropriate for the Project;

4.4 Licensing. Assist NYRA to apply for, and use its best efforts to procure, such licenses and permits, as may be required by applicable Law (whether in Operator’s name or NYRA’s name, or both, as may be determined by NYRA and Operator or required by applicable Law) for the operation of the Project and its related facilities; including but not limited to all New York State approvals and any necessary approvals from any other jurisdiction required to enable Operator to enter into and perform its duties hereunder;

4.5 Supplies and Inventory. In cooperation with and subject to final approval of NYRA’s purchasing department, provide a listing of Project supplies and cause the purchase of initial inventories of Operating Supplies with funds furnished NYRA;

4.6 Inaugural Ceremonies. In cooperation with NYRA, arrange for suitable inaugural ceremonies for the Project; and

4.7 Budget Planning. Develop and deliver to NYRA the Pre-Opening Budget, Start-up Budget and Annual Operations Budget for the Project’s first Fiscal Year.

5. APPOINTMENT OF OPERATOR

5.1 Appointment. NYRA hereby appoints, retains and employs Operator, as NYRA’s exclusive agent, to supervise, manage, direct and operate the Project commencing as of the date of this Agreement and continuing throughout the entire Term of this Agreement. Operator hereby accepts said appointment and assignment upon and subject to the terms, conditions, covenants and provisions set forth herein. NYRA hereby confirms that it has received or will use its best efforts to obtain all approvals required by law or contracts to which it is a party, to the appointment of Operator as its exclusive agent as set forth herein. Operator’s obligations hereunder shall not commerce until all such necessary approvals have been obtained by NYRA.

5.2 Management of the Project. Subject to and in accordance with Paragraph 6.15 of this Agreement and other limiting provisions of this Agreement, Operator shall have all the prerogatives normally accorded to management in the ordinary course of commerce (except those relating to maintenance of the Racetrack and those which primarily impact the Non-Gaming Operations which shall be NYRA’s responsibility or those otherwise statutorily mandated to remain with NYRA), including, but not limited to, the collection of receivables, the incurring of trade debts, the approval and payment of checks (subject to NYRA’s approval which will not be unreasonably withheld), and the negotiating and signing of operational leases and contracts (subject to NYRA’s approval which will not be unreasonably withheld or delayed and which will not extend beyond the Term without the consent of NYRA). In managing the Project, Operator shall apply a standard of diligence and professional management consistent with that which is customary and usual with respect to the industry but taking into account the physical characteristics of the Project, the unique statutory and regulatory mandates NYRA must operate under, and the nature of its market. NYRA will, in a timely manner, fully, accurately, and completely apprise Operator of all such statutory and regulatory mandates, and NYRA and Operator will conduct their activities in strict compliance with all such statutory and regulatory mandates, whether they relate to the Project itself or any other aspect of NYRA’s operations. NYRA and Operator will fully, accurately, and completely cooperate with the other’s efforts to facilitate such compliance and consult with each other from time to time and upon a Party’s specific request with respect to the status of the Project’s or NYRA’s compliance.

5.3 Contracts and Expenses. Operator is authorized to make, execute, enter into and perform, as agent for and in the name of, for the account of, on behalf of, and at the expense of NYRA, subject to all statutory restrictions and limitations applicable to NYRA’s operations (with which NYRA hereby undertakes to comply), any contracts and agreements provided for under this Agreement, so long as Operator has complied with all the material requirements of this Agreement with respect to such contracts and agreements, including, but not limited to, any required consent or approval of NYRA. Unless this Agreement expressly provides for an item or service to be at Operator’s own expense, all costs and expenses incurred by Operator or an Affiliate of Operator in the performance of Operator’s obligations under this Agreement shall be for and on behalf of NYRA and for the Project’s account. All debts and liabilities incurred to third parties by Operator on behalf of either NYRA or the Project shall be Operating Expenses of the Project or Capital Expenditure Budget items, as applicable.

5.4 New Non-Gaming Operations. With respect to New Non-Gaming Operations: Operator may elect, at its option, to (a) manage all or any portion of New Non-Gaming Operations, (b) arrange for the lease of all or any portion of New Non-Gaming Operations to one or more third parties subject to the approval of any such lease by NYRA, and/or (c) treat all or any portion of New Non-Gaming Operations as if they are Non-Gaming Operations which would be operated by NYRA. To the extent NYRA operates or leases any New Non-Gaming Operations pursuant to clause (c) above, NYRA shall cause such operations to be coordinated with the requirements of the Project, and shall not itself or permit any third party to operate such New Non-Gaming Operations in a manner which would be detrimental to or incompatible with the standards of the Project, including without limitation, with respect to pricing, product offering and/or menu, quality, and hours of operation.

6. CERTAIN SPECIFIC AUTHORITIES AND RESPONSIBILITIES OF OPERATOR

6.1 Personnel Matters. In consultation and cooperation with Owner’s human resources department, Operator shall have the authority to perform the following acts for the account and cost of NYRA and subject to funds being available from operations or being provided by NYRA.

6.1.1 Recruitment. Operator shall establish procedures, techniques, and programs and shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible to obtain, evaluate and train qualified applicants to become Project employees such as, the gaming manager, marketing manager, slot operations manager, credit manager and credit executives, gaming cage personnel, service personnel, security personnel, internal audit personnel, management information services personnel and gaming hosts, and to properly train such individuals to fill those positions. Notwithstanding the foregoing, Operator shall submit to NYRA for NYRA’s approval a staffing plan identifying the necessary personnel to operate the Project. Once the staffing plan has been approved, Operator shall have the sole authority to fill all positions subject to Paragraph 6.1.2, subject to NYRA’s approval of all salary levels and benefit or bonus packages. Any material changes to such staffing plan shall be subject to NYRA’s approval.

6.1.2 Personnel Decisions. Operator shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible for, and who shall have the authority to hire, promote, discharge, and supervise all personnel assigned to the Project. All employees hired for the Project shall be employees of NYRA, which shall be solely responsible for all employee expenses, including without limitation, the withholding of taxes, workmen‘s compensation, and employee benefits. All expenses and costs pertaining to the Project employees’ employment, including without limitation severance pay, shall be an Operating Expense. Operator shall provide all human resource policies and procedures, employee handbooks, operational procedures and standards, and systems of internal control, and NYRA shall comply with them. With respect to the retention of managers, Operator shall consult with NYRA in the hiring of such people and NYRA shall have the right of approval with respect to the selection and replacement of the general manager of the Project, including the manager’s salary, benefits and bonuses.

6.1.3 General Manager. Operator may (but is not required to) designate one of its employees to serve as general manager of the Project, on a full-time or part-time basis, as determined by Operator. In such event, NYRA shall reimburse Operator for the full cost of such employee, which NYRA shall pre-approve (compensation, benefits, support, etc.), which shall be on a fairly allocated basis if such employee is not full-time on the Project.

6.1.4 Labor Relations. Operator and NYRA shall consult and cooperate with each other with respect to labor relations affecting the Project.

6.2 Financial Management. In consultation and cooperation with NYRA, Operator shall be responsible for directing the activities of the NYRA VLT Division employees who are responsible for the management of the day-to-day financial affairs of the Project.

6.3 Budgets and Forecasts. Operator shall direct the activities of the NYRA VLT Division employees who are responsible for preparing all of the VLT Division’s development, construction and operating budgets, cash flow budgets, and other financial projections and forecasts.

6.3.1 Project Development and Construction Budgets. Promptly following the execution and delivery of this Agreement, the Operator shall prepare a preliminary Project budget (the “Initial Project Budget”) for the development, construction/refurbishment, equipment and pre-opening costs of the Project. The Initial Project Budget shall be revised and updated periodically along with the ongoing planning and development of the Project, and Operator shall prepare a final Project budget based upon actual bids received from the Contractor based on final Plans and Specifications and FF&E Specifications for the Project.

6.3.2 Annual Budgets. At least sixty (60) days prior to the beginning of a Fiscal Year, Operator shall provide NYRA with preliminary Annual Operations and Capital Expenditure Budgets for such Fiscal Year. Adjusted budgets will be provided from time to time as needed during the Fiscal Year. The Annual Operations Budget shall set forth the proposed operating costs and revenues of the Project for the relevant Fiscal Year. The Capital Expenditure Budget shall set forth Project capital improvements and replacements (including, without limitation, FF&E) for the forthcoming year.

6.3.3 Forecasts. Within sixty (60) days prior to the Opening Date and prior to the start of each subsequent Fiscal Year, Operator shall prepare an operations forecast for the operation of the Project for the three (3) Fiscal Years starting with the current Fiscal Year (the “Three Year Operating Budget”) and submit same to NYRA for its review and approval as set forth in Paragraph 6.5 of this Agreement. The Three Year Operating Budget will be superseded on a year-by-year basis by the then current applicable Annual Operations Budget and new Three Year Operating Budget.

6.4 NYRA’s Review of Budgets. All budgets contained in this Agreement shall require NYRA’s approval and are subject to the terms and conditions of this Agreement. In the event that NYRA fails to provide Operator with written notice setting forth NYRA’s comments to any proposed budget within forty five (45) days after NYRA’s receipt of such budget, such budget shall be automatically deemed approved by NYRA. Operator shall have a period of fifteen (15) days (from the date of the receipt by Operator of NYRA’s comments) to revise the applicable budget and resubmit it to NYRA. After Operator’s resubmission of the budget to NYRA, if NYRA fails to provide Operator with written notice setting forth NYRA’s comments to the revised budget within fifteen (15) days after NYRA’s receipt of such budget, such budget shall be automatically deemed approved by NYRA. In the event the parties cannot agree on a final budget within sixty (60) days after NYRA receives the initial proposed budget, then either party may cause the disputed items to be submitted to arbitration pursuant to the provisions of Article 22 hereof, which decision shall be final. In the interim period during which the final budget is being determined, Operator shall use its best efforts to operate the Project pursuant to the prior year’s actual results, adjusted by the following: (i) any percentage increase in the Consumer Price Index over the prior year, plus (ii) any mutually agreed upon revisions required due to change in circumstances from the prior year. Except as provided in Paragraph 6.3.2, Operator’s preparation of the Annual Operations Budgets shall be based on the actual results of the prior year, information on possible occurrences which may impact the marketing and/or, operation of the Project or cause changes from the previous year’s results, reasonable predictions for the future, and such other information and assumptions as shall be reasonable under the circumstances.

6.5 Unanticipated Expenditures and Reallocation of Funds. NYRA agrees that the Project Budget and all Capital Expenditure Budgets are intended to be reasonable estimates, and, accordingly, Operator shall, with NYRA’s consent (which shall not be unreasonably withheld or delayed), be entitled to increase the Project Budget and/or any Capital Expenditure Budget to cover any expenditures or contingencies that were unanticipated by Operator at the time of preparation of either the Project Budget and/or the respective Capital Expenditure Budget but are reasonable and necessary to carry out the provisions of this Agreement. Operator, for and on behalf of the Project, is authorized to take all action deemed necessary by Operator to implement, perform, or cause the performance of the items set forth in the Project Budget and in any Capital Expenditure Budget. Further, Operator may reallocate all or any portion of any amount budgeted with respect to any one item in the Project Budget or in any Capital Expenditure Budget to another item budgeted therein provided that such reallocation has been made from an item that has been over budgeted, provided that NYRA’s consent shall be required with respect to individual items in excess of $250,000.

6.6 Accounting Records. During the Term of this Agreement, Operator shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible for maintaining reasonably complete accounting records. Operator shall require that employees of the VLT Division keep all current vendor invoices, records, payroll records, general ledgers and other records relating to the Project at the Project or at such other location as shall be approved by NYRA, subject to such reasonable record retention and storage policies as are established by NYRA or required by applicable Law. The accounting records are the sole property of NYRA and NYRA shall be provided reasonable access to such files upon demand. All accounting records shall be returned promptly to NYRA by Operator upon termination of this Agreement.

6.7 Financial Statements. Operator shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible for providing NYRA with unaudited Financial Statements of the Project for each month as soon as practicable, and in any event within twenty (20) days after month end. Operator shall deliver annual Audited Financial Statements of the Project within ninety (90) days after the end of each fiscal year. An unaudited comparison of actual results with budgeted amounts shall be provided with each set of monthly Financial Statements. The Project auditor shall be selected by NYRA, subject to Operator’s approval, it being understood that the auditor shall be independent, nationally recognized and have significant audit experience in the gaming industry. Operator shall cooperate with NYRA to provide financial information in sufficient detail and form to allow NYRA to integrate such financial information into NYRA’s accounting system.

6.8 Review and Audit. NYRA acknowledges that the calculation of the Management Fees and the accounting information set forth in the Financial Statements shall be binding and conclusive on the parties unless a written statement setting forth any objections and the basis for the objections is received by Operator within ninety (90) days of the date the audited Financial Statements are issued. If the parties cannot resolve the disputed items within thirty (30) days after Operator receives the written objections, then the disputed matters shall be submitted to arbitration pursuant to the provisions of Article 22 hereof, which decision shall be final. No dispute pertaining to budgets, Financial Statements or Management Fee computations shall be a Default or an Event of Default under this Agreement.

6.9 Limitation of Responsibility for Budgets. All budgets are intended only to be estimates. Operator shall not be liable or responsible in any event if any of the budgeted figures are not attained or there is any variance between the actual revenues and expenditures and the amounts set forth in any budgets. Subject to adherence to a reasonable good faith standard, to the fullest extent legally permitted, NYRA does hereby release and exculpate Operator and Operator’s Affiliates and their employees, officers, agents, directors and legal representatives from any and all liabilities, claims, damages and actions of whatsoever kind or nature arising directly or indirectly from or out of: (i) any variance between actual revenues and expenditures and the amounts set forth in any of the budgets, (ii) budgets prepared by third party companies, and (iii) any of the budgets to be prepared or submitted under the terms of this Agreement. NYRA acknowledges that Operator has not made any guarantee, warranty or representation of any nature concerning or related to the amounts of Gross Revenue and Operating Expenses to be generated or incurred from the operation of the Project during the Term by Operator. Nothing herein shall release Operator from liability for willful misrepresentation or deliberate misfeasance or malfeasance with respect to such budgets.

6.10 Management. Subject to the provisions of Article 5, Paragraph 6.15 and the approval requirements specifically recited herein, and provided that no action on the part of Operator would violate any applicable law, regulation or order of any government agency, Operator shall have the absolute discretion and authority, to the extent permitted by law, to determine operating policies and procedures, standards of operation, credit policies, complimentary policies, win payment arrangements, standards of service and maintenance, pricing, and other policies affecting the Project, or the operation thereof, to implement all such policies and procedures, including, but not limited to, the following, as applicable:

6.10.1 Service Agreements. Subject to NYRA’s statutory and regulatory mandates and limitations (compliance with which shall be the responsibility of NYRA, with the cooperation of Operator), Operator shall negotiate and enter into such agreements on behalf of and with the approval of NYRA as NYRA’s agent as shall be necessary for the operation of the Project.

6.10.2 Purchases. Subject to NYRA’s statutory and regulatory mandates and limitations (compliance with which shall be the responsibility of NYRA, with the cooperation of Operator), and to the extent permissible under applicable law, Operator shall purchase such equipment, Operating Supplies, and other materials as shall be necessary for the operation of the Project.

6.10.3 Repairs. Operator and NYRA shall work together to keep the Project in first class condition.

6.10.4 Licenses, Permits, and Accreditation. Operator shall assist NYRA administratively in applying for and maintaining all licenses, permits, and accreditation required in connection with the management and operation of the Project. Operator shall file all required regulatory reports pertaining to the Project and itself. NYRA shall file such reports pertaining to itself.

6.10.5 Government Regulations. Operator, with the cooperation of NYRA, shall cause all actions to be done in and about the Project as shall be required by Law. Operator, with the approval of NYRA, may contest the validity and/or application of any Law. NYRA and Operator shall comply with all requirements of Law to which the Project is subject and which are applicable to NYRA or Operator, respectively.

6.10.6 Legal Actions. Operator shall coordinate all gaming-related legal actions relating to the Project with NYRA and may retain attorneys, the identity of whom shall be subject to NYRA’s approval, and take any reasonable legal actions, with the approval of NYRA, necessary to protect the assets of the Project and insure compliance with contractual obligations by others. As to legal actions other than personal injury or Project-related claims, Operator and NYRA shall jointly select the attorneys.

6.10.7 Accounting Services. Operator, in consultation and cooperation with NYRA, shall establish and maintain a gaming accounting system, internal controls, and reporting systems in accordance with customary policies and procedures appropriate for the Project and consistent with any governmental regulations pertinent thereto and shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible for implementing and maintaining such accounting services.

6.10.8 Bank Accounts. Operator, in consultation and cooperation with NYRA shall establish in the Project’s name such bank accounts as are required for the operation and maintenance of the Project and shall direct, oversee, and manage the activities of the NYRA VLT Division employees who are responsible for maintaining such bank accounts. NYRA shall select the bank with Operator’s approval and NYRA shall have the risk of insolvency of any such institutions. Operator shall have sole signature authority on such accounts for transactions totaling fifty thousand dollars ($50,000) or less and for payouts of VLT jackpots and payments, when due, of NYRA’s obligations to Operator for any Permanent Financing provided by Operator, which, in each case shall only require the signature of Operator or its designee. Subject to the foregoing and to Paragraph 8.2, any such transaction totaling in excess of fifty thousand dollars ($50,000) shall require the signature of both Operator (or its designee) and NYRA.

6.11 Emergency Expenditures. Without limiting the generality of this Article 6, in the event that a condition should exist in, on, or about the Project of an emergency nature, including structural repairs, which requires immediate repairs to preserve and protect the Project and assure its continued operation or to protect the health and safety of its customers, guests or employees, Operator, on behalf of and at the expense of NYRA, is authorized to direct NYRA’s VLT Division employees to take all reasonable steps and to make all reasonable expenditures necessary to repair and correct any such condition, whether or not provisions have been made in the applicable budgets for any such emergency expenditures. Operator agrees to give telephone notice to NYRA at the earliest reasonable opportunity concerning any emergency expenditure.

6.12 Expenditures Required for Compliance With Law. Without limiting the generality of this Article 6, if at any time during the Term of this Agreement repairs, additions, changes or corrections in the Project of any nature shall be required by reason of any Law now or hereafter in force, such repairs, additions, changes or corrections shall be made at the direction of Operator with NYRA’s approval (which shall not be unreasonably withheld or delayed) and shall be paid for as Operating Expenses or Capital Expenditure Budget items, as applicable.

6.13 Disbursement of Unneeded Cash to NYRA. To the extent available, Operator shall direct NYRA’s VLT Division employees to distribute to NYRA on a monthly basis any Net Cash Flow, in excess of amounts required to fund the Working Capital and to service the Permanent Financing and to pay the fees and expenses payable to Operator, which are accrued and payable.

6.14 Conflicts Due to Shared Facility. Operator and NYRA acknowledge that, due to the fact that Gaming Activities (including New Non-Gaming Operations whether operated by Operator, operated by NYRA or leased to third parties) and Non-Gaming Operations operated by NYRA will be conducted in a shared facility, certain actions taken by either Operator or NYRA with respect to the management of the Project and the Racetrack, respectively, may have an impact on the other. To the extent that any party anticipates that any new activity taken by it could materially adversely impact the business of the other party, such party shall consult with the other party prior to engaging in such activity. Operator and NYRA agree to cooperate with each other in good faith to assure that actions taken by one shall not have a material adverse impact on the business of the other.

6.15 Shared Expenses. NYRA and Operator acknowledge and agree that in the course of operating Gaming Activities (including New Non-Gaming Operations, whether operated by Operator, operated by NYRA or leased to third parties) at the Project and Non-Gaming Operations at the Racetrack, there will exist certain expenses, including, without limitation, depreciation, which benefit both the Project and the Racetrack but which are not specifically identifiable with or attributable to either (“Shared Expenses”). For budgetary purposes, NYRA and Operator agree to work together in good faith to determine a mutually acceptable procedure to determine the costs and allocations to be charged to either party in connection with such Shared Expenses. As soon as such costs and allocations are determined by NYRA and Operator, the methods at arriving at such allocations or the amounts of such allocations shall be documented and attached to this Agreement as an Exhibit. In addition to the foregoing, in the event that NYRA and Operator shall agree to have Operator’s own employees (or outside accountants) provide any accounting related services to NYRA in connection with NYRA’s Non-Gaming Activities, then NYRA will agree to pay Operator an additional fee for such accounting services, which fee shall be at a rate that shall be mutually agreed to between NYRA and Operator. Notwithstanding the foregoing, nothing contained herein shall obligate Operator to provide any such accounting services unless NYRA and Operator shall agree upon the fee payable to Operator in connection therewith.

6.16 Licensed Rights. In connection with this Agreement, Operator has obtained the limited right to use the term “MGM Grand” and certain related trademarks in connection with the Project from one of Operator’s Affiliates (the “Licensed Rights”). Operator may utilize the Licensed Rights in connection with the Project only during the period in which it is providing management services pursuant to this Agreement. The License Terms do not grant any rights whatsoever to NYRA concerning the Licensed Rights, and NYRA hereby acknowledges that it has no right, title or interest whatsoever in any of the Licensed Rights. Operator shall utilize the Licensed Rights in connection with the Project.

7. CERTAIN RESPONSIBILITIES OF NYRA

7.1 NYRA’s Advances. Subject to the availability of sufficient Permanent Financing or Project Revenues, NYRA shall advance to Operator amounts as provided for in the budgets referenced herein for the development, construction, conduct of business of the Project and maintenance of the Project (hereinafter referred to as “NYRA’s Advances”) as provided hereunder.

7.1.1 Pre-Opening Budget. Within five (5) Business Days after receipt of written notice from Operator requesting said amounts, NYRA shall fund to Operator the initial amounts agreed to by the parties and thereafter such other amounts as set forth in the Pre-Opening Budget or any revisions thereof approved by NYRA.

7.1.2 Start-up Budget. Within Five (5) days prior to the date which Gaming Activities commence, NYRA shall fund to Operator the amounts set forth in a Start-up Budget prepared by Operator and approved by NYRA. This start-up budget shall cover the initial three (3) months of projected operations and shall be replaced by the Annual Operations Budget for the initial fiscal period of operations when completed as provided for herein. In addition, within five (5) Business Days of receipt of written notice from Operator, NYRA shall thereafter present Operator with NYRA’s Advances adequate to cover the start-up requirements to the extent additional requirements are necessary based on NYRA approved revisions of the Start-up Budget as provided for herein.

7.1.3 Working Capital. During the Term of this Agreement, and subject to the availability of funds from Permanent Financing or from Project Revenues, within five (5) Business Days after receipt of written notice from Operator, NYRA shall present Operator with NYRA’s Advances adequate to cover the initial Working Capital and any additional amount required thereafter to cover any deficiency in the level of Working Capital required in connection with the ongoing operation of the Project as approved by NYRA in the Operations Budget. The written request for any additional Working Capital shall be submitted by Operator to NYRA on a monthly basis based on the Financial Statements and the Working Capital Budget.

7.1.4 Additional Expenses. Subject to the availability of funds from Permanent Financing or from Project Revenues, NYRA shall pay the following expenses on or before their applicable due date: (i) all debt service on any mortgage or debt instrument encumbering or related to the Project or the Racetrack, (ii) payments on leases or purchase contracts for FF&E which are due and payable on or before the Opening Date, and (iii) approved budgeted Capital Improvements for the Project to the extent funds in the Replacement Fund are insufficient to cover such requirements. NYRA shall discharge all of its financial obligations as the same shall become due within applicable grace or cure periods.

7.1.5 Negative Cash Flow. For all months in which the Project Net Cash Flow is projected to operate at a deficit NYRA shall, on a monthly basis within five (5) Business Days after receipt of notice from Operator, subject to the availability of funds from Permanent Financing or from Project Revenues, remit to Operator NYRA’s Advances in an amount equal to the sum of the negative cash flow for the prior month, if any, and the estimated negative cash flow for the subsequent month. Notwithstanding the foregoing, if negative cash flow exceeds One Million Dollars ($1,000,000) for any month during the Term commencing after the Opening Date, NYRA and Operator agree to consult with each other to attempt to minimize expenses with respect to the Project.

7.1.6 Bank Roll. The Gaming Bankroll, including, without limitation, any necessary replenishment of Operator’s account in the event of reduction, shall be provided by NYRA on demand, subject to the availability of funds from Permanent Financing or from Project Revenues.

7.1.7 Optional Funding by Operator. In the event NYRA fails to fund any of NYRA’s Advance within the specific time period set forth in this Section 7.1 or make any other payment required to be made by NYRA hereunder, or if sums are required prior to such time as NYRA is obligated to advance the same, Operator may, at its sole option, without assuming any liability for the payment of any account, advance the amount required, or any portion thereof, on behalf of NYRA. The amount advanced and paid on behalf of NYRA (“Operator’s Advances”) shall be reimbursed and shall bear interest (i) at the Default Rate until Operator is reimbursed in full, including all accrued interest, if Operator’s Advances are the result of NYRA’s refusal to fund such amounts within ten (10) days of being requested to do so or NYRA’s inadvertence in funding any budgeted amount required pursuant to this Agreement upon demand by Operator and (ii) at Bank of America’s prime rate in all other events. The advance of Operator’s Advances by Operator does not in any manner waive any rights or remedies granted to Operator under the terms of this Agreement, including the right to declare NYRA in Default as provided in Article 16 and to proceed with any remedies granted under Article 17.

7.2 Other Requirements. NYRA shall comply with all Laws and with all agreements with the State of New York, City of New York, Queens County and other governmental, law enforcement, and regulatory authorities with respect to the Project and all other operations of NYRA (except to the extent that such compliance is the obligation of Operator hereunder), shall maintain all of its licenses and operating authorities, and shall fully, accurately and completely cooperate with all such governmental authorities. In this regard, NYRA acknowledges that Operator and its Affiliates are highly regulated companies and it is imperative that all parties with which Operator is engaged in business conduct their operations at the highest level of probity and consistent with all applicable legal requirements. NYRA will provide upon request of Operator, assurances that it is in compliance with this Paragraph 7.2, or to the extent it is out of compliance in any material respect, it will provide to Operator its action plan for coming into compliance as promptly as practicable, including providing periodic reports of the progress of its efforts. In this regard, and in recognition of the importance of such compliance to Operator, NYRA will promptly comply with all reasonable requests of Operator (including without limitation Operator’s internal auditors) that NYRA take appropriate specific measures to come into and /or remain in compliance with the requirements of this Paragraph 7.2. NYRA hereby indemnifies and holds harmless Operator and its Affiliates from any and all liability arising from failure of NYRA to comply with applicable Law, including all statutory mandates and limitations to which it is subject.

7.3 Mutual Cooperation. NYRA shall cooperate fully with Operator and Operator shall cooperate fully with NYRA during the Term in order to facilitate the performance by both parties of their obligations set forth in this Agreement and to procure and maintain all licenses, permits or authorizations necessary for operation of the Project. The parties hereto shall provide each other with such information pertaining to the Project and the Racetrack as may be requested from time to time.

7.4 NYRA’s Services. During the Term, NYRA shall provide the following services and/or rights to customers of the Project on a no less favorable basis than similar services and/or rights provided to customers in Non-Gaming Operations at the Racetrack: (i) right of ingress and egress; (ii) parking in Racetrack parking facilities; and (iii) such other services and/or rights as Operator and NYRA may agree from time to time. To the extent applicable, Plans and Specifications shall specifically incorporate such rights and/or services. Notwithstanding anything contained herein to the contrary, NYRA shall not charge for parking in connection with the Project unless the charge therefor shall be agreed between NYRA and Operator.

7.5 NYRA’s Promotion and Support of Project. NYRA acknowledges that the Project will be located, and all Gaming Activities will be conducted, at the Racetrack and may, to a certain extent, compete with NYRA’s Non-Gaming Operations conducted at the Racetrack. Notwithstanding the foregoing, NYRA shall use its reasonable efforts to promote the Project and facilitate Operator’s management of the Project. Additionally, NYRA shall use its best efforts to maintain in full force and effect during the Term its license to operate the Racetrack.

8. MANAGEMENT FEE AND COMPENSATION.

8.1 Management Fee. During the Term of this Agreement and any Extended Term, Operator shall be paid by NYRA the following management fees (collectively the “Management Fee”): (a) fifteen percent (15%) of NYRA’s share of revenues attributable to the Racetrack’s Gaming Activities (other than New Non-Gaming Operations which are subject to Section 8.1(b)), including but not limited to the vendors fee and the marketing allowance payable to NYRA, but excluding amounts paid from such revenues to horsemen and the New York State thoroughbred breeding and development fund corporation (whether such payments are made pursuant to statute, contract, agreement or by any other method; provided however that amounts excluded on account of payments made to horsemen and/or the New York State thoroughbred breeding and development fund corporation shall not be increased from and after the date hereof on account of any reduction of any amounts payable to such horsemen and/or such New York State thoroughbred breeding and development fund corporation from the Racetrack’s thoroughbred racing and simulcast wagering activities), all as provided under applicable New York Gaming Law (“Gaming Revenues”); (b) from New Non-Gaming Operations, which Operator elects to manage pursuant to Paragraph 5.4, three percent (3%) of Gross Revenues, except in the case of any such New Non-Gaming Operations managed by Operator which Operator determines to lease to third parties pursuant to Paragraph 5.4, in which event Operator shall receive compensation in the amount of fifteen percent (15%) of the lease payments.

8.2 Payment. The Management Fee pursuant to Paragraph 8.1 shall be based on actual revenues on a monthly basis and shall be paid to Operator no later than two weeks after the presentation of such Management Fee computations by Operator. Operator shall prepare all necessary documentation supporting such Management Fees for review and approval by NYRA. If NYRA fails to object in writing to Operator’s computation of Management

Fees with respect to a particular month, stating in reasonable detail the specific basis for the objection, within Fourteen (14) days of Operator’s presentation of such computations, such Management Fee shall be deemed approved by NYRA. To the extent not timely objected to, Management Fee computations shall be deemed approved and the relevant management fees shall be paid. It is the understanding of the parties that disputes, if any, over the Management Fee shall relate only to the portion disputed, and all non-disputed Management Fee shall be timely paid. Article 22 shall apply to any such disputes. The payment of Management Fee, to the extent in compliance with this Paragraph 8.2, shall not be subject to Paragraph 6.10.8. Any such Management Fee, to the extent timely objected to by NYRA in accordance with this Paragraph 8.2, shall be subject to Paragraph 6.10.8.

9. NYRA’S COVENANTS AND REPRESENTATIONS

9.1 NYRA’s Covenants and Representations. NYRA makes the following covenants and representations to Operator, which representations and covenants shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and shall continue to be true during the Term.

9.1.1 Corporate Status. NYRA is a nonprofit racing association duly organized and validly existing under the Laws of the State of New York, with full capacity and power to enter into this Agreement and execute all documents required hereunder.

9.1.2 Authorization. The making, execution, delivery and performance of this Agreement by NYRA has been duly authorized and approved by all requisite action of the Board of Trustees of NYRA and all governmental and regulatory authorities whose authorization or approval of this Agreement in connection with NYRA is required. NYRA has complied with all procedural requirements for the approval of this Agreement, including without limitation any requirement for competitive selection. This Agreement has been duly executed and delivered by NYRA and constitutes a valid and binding obligation of NYRA, enforceable in accordance with its terms.

9.1.3 Other Agreements. Neither the execution and delivery of this Agreement by NYRA and the agreements referred to herein (including the Bridge Financing and the Permanent Financing) (collectively, the “Ancillary Agreements”), nor NYRA’s performance of its obligations hereunder and/or thereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other material agreement or obligation to which NYRA is a party or is otherwise bound or to which the Project or any part thereof is subject, and will not constitute a violation of any Law to which NYRA or the Project is subject.

9.1.4 Documentation. If necessary to carry out the intent of this Agreement, NYRA agrees to execute and provide to Operator, on or after the date hereof, any and all other instruments, documents, conveyances, assignments and agreements which Operator may reasonably request in connection with the operation of the Project.

9.1.5 Environmental Laws. NYRA represents, warrants and agrees that Operator has no obligation or responsibility relating to the presence of, removal, spill, release, leaking, or disposal of oil, petroleum, toxic pollutants, solid waste, asbestos or other hazardous substances at the Project or the Racetrack under any applicable Laws pertaining to health or the environment (hereinafter sometimes collectively referred to as “Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as hereafter amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Hazardous and Solid Waste Amendments of 1984, as hereafter amended (“RCRA”), the Federal Water Pollution Control Act, as now or hereafter amended (“WPCA”), and any other Laws of the United States, the State of New York, or any subdivision thereof or any other matter of any environmental nature resulting from or in connection with any event at the Racetrack or the Project which occurred prior to, or after the effective date of this Agreement, or after the termination of this Agreement, except if such matter is caused by Operator, and, in accordance with the provisions of Paragraph 13.4 hereof, agrees to indemnify and hold harmless Operator with respect to any and all such matters.

9.1.6 Communications. NYRA shall promptly provide Operator with copies of any communications relating to pollution or environmental concerns to or from any governmental authority with respect to the Racetrack or the Project.

9.1.7 NYRA’s Licensing Approval. NYRA shall apply for and use its reasonable efforts to obtain and maintain all appropriate licensing and approvals under the New York Gaming Law as expeditiously as possible to allow Operator to conduct Gaming Activities contemplated by this Agreement. All such approvals (including any approvals required for this Agreement and/or any agreements entered into by Operator on behalf of NYRA, as contemplated in this Agreement) are listed on Exhibit “D” hereto.

9.1.8 Compliance with Responsibilities. NYRA knows of no reason why it should not be able to fully, completely and timely perform its responsibilities set forth in Article 7, and agrees to fully meet its responsibilities under this Agreement (including Article 7).

9.1.9 Full Disclosure; Compliance. NYRA has fully, accurately and completely disclosed to Operator all relevant facts and circumstances relating to the investigations and inquiries conducted concerning its operations and activities (the “Current Inquiries”), including without limitation, the United States Department of Justice, the Internal Revenue Service, the Office of the Attorney General of the State of New York, the Office of the Comptroller of the State of New York, the State of New York Racing and Wagering Board and the State of New York Lottery Division (collectively, the “Agencies”), including all agreements and other undertakings made to any of such Agencies (collectively, including future agreements and/or undertakings, “Commitments”). NYRA represents and warrants that it is currently in compliance with all such Commitments and, for the benefit of Operator, NYRA covenants that it will conduct its activities so as to remain in compliance with all such Commitments, as the same may be modified from time to time, including without limitation any additional Commitments as may be agreed to by NYRA or imposed by any such Agencies. In furtherance of the foregoing, during the Term;

a.	NYRA shall provide to Operator promptly upon receipt copies of all material communications received from any of the Agencies regarding any of the Current Inquiries, as well as any future material inquiries by any Agency (whether an Agency specifically enumerated herein or another Agency) which relates in any way to (i) the probity or integrity of NYRA, its operations, its employees, consultants, or Trustees; or (ii) compliance with applicable Law which in any way relates to probity or integrity of NYRA, its operations, employees, consultants or Trustees (collectively “Future Inquiries”) except where such disclosure to Operator is expressly prohibited by such Agency, in which event NYRA will use its best efforts to promptly disclose to Operator as much information concerning such inquiry as it can without violating such prohibition.

b.	NYRA will provide Operator with copies of any written response to such communications not later than its dispatch to the applicable Agency.

c.	NYRA will cause its senior management and designated members of its Board of Trustees to meet with representatives of Operator, upon Operator’s reasonable request (but not less often than quarterly), to apprise Operator of the status of NYRA’s compliance with its Commitments and the status of any Current Inquiries or future inquiries, including NYRA’s position with respect thereto.

d.	NYRA will promptly comply fully, accurately, and completely with all requests for information from any gaming regulatory authority to which Operator or any of its Affiliates are subject, all such regulatory authorities being Agencies within the scope of this subparagraph 9.1.9.

e.	Subject to applicable Law and the requirements of legal process, Operator will maintain (and cause its Affiliates to maintain) the confidentiality of the information and documents provided to Operator pursuant to this Paragraph 9.1.9.

9.1.10 Other Activities. NYRA will not engage in any Non-Gaming Operations or other activities at the Racetrack, which are detrimental or harmful to the Project.

10. OPERATOR’S COVENANTS AND REPRESENTATIONS

10.1 Operator’s Covenants and Representations. Operator makes the following covenants and representations to NYRA, which covenants and representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and continue to be true during the Term of this Agreement.

10.1.1 Limited Liability Company Status. Operator is a limited liability company duly organized, validly existing, and in good standing under the Laws of Nevada and duly qualified to conduct business in the State of New York, with full power to enter into this Agreement and execute all documents required hereunder.

10.1.2 Authorization. The making, execution, delivery and performance of this Agreement by Operator has been duly authorized and approved by all requisite action of the Operator and constitutes a valid and binding obligation of Operator, enforceable in accordance with its terms.

10.1.3 Other Agreements. Neither the execution and delivery by Operator of this Agreement and the Ancillary Agreements, nor Operator’s performance of its obligations hereunder and/or thereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Operator is a party or is otherwise bound and will not constitute a violation of any Law to which Operator is subject.

10.1.4 Documentation. If necessary to carry out the intent of this Agreement, Operator agrees to execute and provide to NYRA, on or after the date hereof, such other instruments, documents, conveyances, assignments and agreements, which NYRA may reasonably request in connection with the operation of the Project.

10.1.5 Operator’s Licensing Approval. Operator shall apply for and use its reasonable efforts to obtain and maintain all appropriate licensing and approvals under New York Gaming Law as expeditiously as possible to allow Operator to conduct Gaming Activities contemplated by this Agreement. Additionally, to the extent the laws or regulations of any other jurisdiction which Operator or any Affiliate is subject requires review or approval of this Agreement as a condition to Operator’s performance of this Agreement, Operator and its Affiliate shall use all reasonable efforts to seek such review and obtain any requisite approval (or waiver) (collectively, “Operator Approvals”) as expeditiously as possible. NYRA shall cooperate (and shall cause its employees to cooperate) fully with Operator in its efforts to obtain such Operator Approvals and shall fully, accurately and completely comply with all requests for information made by any governmental regulators or agencies in connection with such Operator Approvals.

10.2 Full Disclosure; Compliance. Operator has fully, accurately and completely disclosed to NYRA all relevant facts and circumstances relating to any and all investigations and inquiries being conducted concerning its operations and activities relating to the Project, including all agreements and other undertakings made to any governmental regulators or agencies relating to the Project (collectively, including future agreements and/or undertakings, “Commitments”). Operator represents and warrants that it is currently in compliance with all such Commitments and, for the benefit of NYRA, Operator covenants that it will conduct its activities so as to remain in compliance with all such Commitments, as the same may be modified from time to time, including without limitation any additional Commitments as may be agreed to by Operator or imposed by any such governmental regulators or agencies.

11. INSURANCE

11.1 Operating Insurance. NYRA shall, maintain with Insurance Companies licensed to do business in the State of New York and with a current A.M. Best rating of at least A: VII at all times from and after the date of NYRA’s first Advance under the Permanent Financing Note attached hereto as part of Exhibit “C-2” and throughout the entire Term of this Agreement, insurance coverage with respect to the Project and Gaming Operations as set forth below (and containing limits no less than those specified) and with Operator a named beneficiary thereof:

(a) Commercial General Liability Insurance with limits no less than Ten Million Dollars ($10,000,000)

(b) Workers Compensation Insurance, with statutory requirements and employer’s legal liability coverage with the limits no less than One Million Dollars ($1,000,000).

(c) Blanket Crime Insurance with limits no less than Ten Million Dollars ($10,000,000).

(d) Automobile Liability Insurance with limits no less than One Million Dollars ($1,000,000).

(e) Employment Practices Liability Insurance with limits no less than Ten Million Dollars ($10,000,000).

(f) Property Insurance insuring the real and personal property of the Project against fire, with all risk coverage, including flood and earthquake; business interruption and currency coverage. Such coverage shall also be in effect during the development and construction of the Project. A copy of such policy must be provided to Operator ten (10) days prior to construction commencement.

(g) Such other insurance as deemed necessary by NYRA after consultation with the Operator.

11.2 Coverage to be Primary. All required coverage shall be primary. The Commercial General Liability and Automobile Liability Insurance policies shall name Operator and its parent(s), subsidiaries and affiliates and their officers, directors, agents, employees and assigns as additional insureds and include contractual liability coverage for the indemnity provisions contained in this Agreement. The insurance requirements herein are minimum requirements for this Agreement and in no way limit the indemnity covenants contained in this Agreement. Prior to the commencement of NYRA’s performance under this Agreement, NYRA shall furnish Operator with Certificates of Insurance and endorsements evidencing the above coverages containing the following statement: Thirty (30) days notice shall be given to Operator before any material change in, or cancellation of, this policy. Such certificates shall be delivered to Operator (in the manner as provided in Paragraph 23.3), with copies to MGM MIRAGE Risk Management, 3260 S. Industrial Road, Las Vegas, NV 89109. All such insurance shall be in a form and content reasonably satisfactory to Operator. The consent of Operator to the insurance and limits insured as shown in this Section shall not be considered as a limitation of NYRA’s liability under this Agreement nor an agreement by Operator to assume liability in excess of said amounts or for risks not insured against. Premiums for all insurance effected under this Article 11 and the uninsured portion of any loss shall be Operating Expenses.

11.3 Limitation on Scope of Services. NYRA acknowledges that in arranging for insurance coverage under this Article 11 nothing contained herein or therein shall be deemed to constitute a representation or warranty by Operator or any insurance broker utilized by Operator with regard to the nature or extent of the insurance coverage which should be considered by NYRA for the ownership and operation of the Project, and NYRA is to rely exclusively on its own insurance advisors with regard thereto. Neither Operator nor NYRA shall be responsible for the bankruptcy or insolvency of any insurance provider providing coverage with respect to the Project which has otherwise complied with the insurance requirements hereunder.

11.4 Additional Insurance by Operator. Operator shall maintain at all times during the Term of this Agreement errors and omissions insurance covering all of its activities under the Agreement with a deductible and in such amounts as Operator deems appropriate. Operator may, at its own option and for its own benefit, maintain business interruption insurance in such amounts as Operator deems appropriate.

12. DAMAGE AND CONDEMNATION

12.1 Total Destruction. Subject to Paragraph 2.1, in the event the Project is totally destroyed by fire or other casualty, either party hereto may terminate this Agreement by written notice to the other party given within thirty (30) days following such destruction. Notwithstanding the foregoing, nothing contained in this Paragraph 12.1 shall serve to prevent NYRA from exercising any of its rights to terminate this Agreement pursuant to Article 17. In the event of termination of this Agreement pursuant to a total destruction, this Agreement and the Term hereof shall cease and come to an end as of the date of such damage or destruction as though such date were the date originally fixed for the expiration of the Term, and neither party shall have any obligation to the other arising out of or in any way connected with the provisions of this Agreement, except for those provisions which by their terms are intended to apply after termination or which have already accrued. In the event that NYRA shall determine to proceed to restore the Project within three (3) years of such total destruction and commence Gaming Operations thereafter, NYRA shall give notice to Operator and Operator may in its sole discretion reinstate this Agreement by notice to NYRA within sixty (60) days following the later of (a) the commencement of repairs, replacement, and/or restoration, or (b) the receipt by Operator of notice thereof.

12.2 Partial Destruction. In the event the Project is damaged by fire or other casualty, and such damage can be materially restored with due diligence in twelve (12) months following such event, plus any period caused by Unavoidable Delay, or if neither party has terminated this Agreement pursuant to Paragraph 12.1, NYRA shall have the obligation to repair the Project as nearly as practical to the condition same was in prior to such damage. Notwithstanding the foregoing, nothing contained in this Paragraph 12.2 shall serve to prevent NYRA from exercising any of its rights to terminate this Agreement pursuant to Article 17. All casualty insurance proceeds arising out of any loss or damage to the Project or any portion thereof shall be specifically utilized for the repair and restoration of the portion of the Project so damaged. NYRA shall cause such repair to be made with all reasonable dispatch so as to complete the same at the earliest possible date and shall seek the advice and counsel of Operator as to the allocation and expenditure of insurance proceeds in connection with any repair and/or replacement within the Project. The Term shall be extended for the same length of time during which the Project was being repaired in accordance with this Paragraph 12.2.

12.3 Substantial Condemnation. In the event all or substantially all of the Project shall be taken in any eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose, and the result is that it is unreasonable to continue to operate the Project after making all reasonable repairs and restoration, then either party shall have the right to terminate this Agreement upon written notice to the other party within thirty (30) days of the conclusion of the condemnation proceedings. NYRA and Operator shall each have the right to initiate such proceedings as it deems advisable to recover any damages to which it may be entitled due to said condemnation proceedings. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Project shall be the property of NYRA or Operator, as their respective interests may appear.

12.4 Partial Condemnation. In the event a portion of the Project shall be taken by the events described in Paragraph 12.3, or is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Project after making all reasonable repairs and restoration, and provided NYRA does not terminate this Agreement pursuant to Article 16, this Agreement shall not terminate and NYRA shall repair and restore the Project as close as reasonably possible to its condition prior to such event. All compensation awarded for any taking of the Project shall be the property of NYRA or Operator, as their respective interests may appear.

12.5 Application of NYRA’s Proceeds. Except to the extent used for reconstruction, all proceeds accruing to NYRA under this Article 12 shall, until the Bridge Note, Permanent Financing (or any refinancing thereof) is paid in full, be applied to reduce NYRA’s obligations under the Bridge Note, Permanent Financing (or any refinancing thereof).

13. INDEMNIFICATION

13.1 NYRA Indemnification. NYRA hereby covenants and agrees to indemnify, save, and defend, at NYRA’s sole cost and expense, and hold harmless, Operator, Operator’s Affiliates, and the officers, directors, agents, employees, legal representatives, members and shareholders of Operator and Operator’s Affiliates and the successors and assigns of each of the foregoing (all of such Persons being collectively referred to herein as the “Indemnified Persons” and each such reference shall refer jointly and severally to each such Person) from and against the full amount of any and all Losses. The term “Losses” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including, but not limited to, outside counsel attorneys’ fees and all other professional or consultants’ expenses incurred in investigating, preparing for, serving as a witness in, or defending against any action or proceeding, whether actually commenced or threatened, which may be asserted against any Indemnified Person, arising from, in respect of, as a consequence of, or in connection with any of the following: (a) any claims asserted by any Person including, without limitation, any governmental agency or quasi-governmental authority, board, bureau, commission, department, instrumentality, or public body, court, or administrative tribunal (a “Governmental Agency”), in connection with or in any way arising out of the presence, storage, use, disposal, generation, transportation, or treatment of any substances which are regulated by or otherwise the subject of any Applicable Environmental Law on, in, or under the Racetrack or the Project, or any portion thereof, either prior to or after the date of this Agreement; (b) the violation or claimed violation of any Applicable Environmental Laws in regard to the Racetrack or the Project or any portion thereof, whether any such violation or claimed violation occurred prior to or after the date of this Agreement; (c) the preparation of an environmental audit on the Racetrack or the Project or any portion thereof authorized by NYRA or the implementation of any environmental audit’s recommendations; and (d) any adjacent property and any other activity by NYRA and/or its Affiliates, to the fullest extent legally permitted by Law, except (e) in the case of clauses (a) through (d) above, those liabilities caused by Operator’s own gross negligence or fraud. Operator will promptly notify NYRA of such action, suit or proceeding. NYRA’s duty to indemnify Operator and Operator’s Affiliates shall survive the termination of this Agreement and shall apply to any event or occurrence arising before or after the execution or termination, as the case may be, of this Agreement.

13.2 Operator Indemnification. Operator hereby covenants and agrees to indemnify, save and defend, at Operator’s sole cost and expense, NYRA, NYRA’s Affiliates, and its Trustees, officers, directors, agents, employees, legal representatives and shareholders of NYRA and NYRA’s Affiliates and the successors and assigns of each of the foregoing from any Losses arising from, in respect of, as a consequence of or in connection with the gross negligence or fraud of Operator, its Affiliates, and the officers, directors, agents or employees of Operator and its Affiliates with respect to the management of the Project.

13.3 Procedures. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as a “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement. Any such contest may be conducted, as determined by the indemnifying party, in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party with the indemnified party’s consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; however, the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. In addition, without the consent of the indemnified party, which consent may be withheld in its sole and absolute discretion, the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the indemnified party.

13.4 Cooperation. Anything to the contrary herein notwithstanding, if requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim the indemnifying party elects to contest and the indemnifying party will reimburse the indemnified party for any expenses incurred by its so cooperating. Each party shall, upon written request and at the requesting party’s expense, make personnel available to assist in locating and obtaining any of its books and records to the extent that they relate to the other party’s indemnification obligations hereunder and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Claim in which the other party does not have any adverse interest.

14. PROTECTION OF OPERATOR; NONDISTURBANCE AGREEMENT

14.1 Protection of Operator. NYRA covenants that so long as Operator is not in Default under this Agreement, Operator shall have, and NYRA hereby grants to Operator, the right to manage and operate the Project pursuant to this Agreement as agent for NYRA throughout the Term hereof, free from hindrance, ejection or disturbance by NYRA or any other party claiming under, through, or by right of NYRA, as successor by operation of law or otherwise.

14.2 Nondisturbance Agreement. NYRA shall use its commercially reasonable efforts to obtain for Operator from the present or any future mortgagee(s) of the Racetrack, or any portion thereof, a nondisturbance agreement in a form reasonably acceptable to Operator and such present or any future mortgagee(s), assuring Operator that in the event of a default under any mortgage, deed of trust or other instrument or document creating a lien on the Racetrack, or any portion thereof, Operator’s exclusive use and possession of the Project and all of Operator’s exclusive rights and privileges under this Agreement, shall continue unimpaired.

15. ASSIGNMENT

15.1 Sale/Assignment. Neither party may assign or otherwise transfer this Agreement without the prior approval of the other party in its sole discretion. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate without the approval of the other party, provided that no such assignment shall release the assigning party from its obligations hereunder.

15.2 Effect of Assignment. In the event either party approves an assignment of this Agreement by the other, no further assignment shall be made without the express approval in writing of such party. An assignment with approval of the other party shall relieve the assignor of its obligations under this Agreement provided that the assignee specifically assumes all of the assignor’s obligations and duties recited herein pursuant to an assignment and assumption agreement the form of which shall be acceptable to the non-assigning party and this Agreement shall continue in full force and effect, and further provided that so long as any portion of the Bridge Note (or any refinancing thereof) remains outstanding or Permanent Financing (or any refinancing thereof) remains outstanding and Operator and/or any of its Affiliates has any obligations thereunder, Operator may withhold its approval of such assignment in its sole and absolute discretion. An assignment by either NYRA or Operator of its interest in this Agreement which is permitted under its terms shall inure to the benefit of and be binding upon their respective successors, heirs, legal representatives or assigns.

15.3 Right to Make an Offer. If at any time during the Term NYRA decides to sell the Project and solicits offers from potential purchasers, then NYRA shall notify Operator, in writing simultaneous with the solicitation of such offers, of its intention to sell its interest in the Project and Operator shall thereafter be free to submit an offer to purchase the Project. Any sale of the Project shall be subject to the rights of Operator under this Agreement, and may be conditioned, in the sole discretion of the Operator on the payment in full by NYRA or purchaser of the Bridge Note (or any refinancing thereof ) or Permanent Financing (or any refinancing thereof), as applicable.

16. DEFAULT

16.1 Definition. The occurrence of any one or more of the following events which is not cured in the time permitted shall constitute a default under this Agreement (hereinafter referred to as a “Default” or an “Event of Default”) as to the party failing in the performance or effecting the breaching act:

16.1.1 Operator’s Default. If Operator shall fail in the material performance of or material compliance with any of the material covenants, agreements, terms or conditions contained in this Agreement and shall continue for a period of thirty (30) days after written notice thereof from NYRA to Operator specifying in detail the nature of such failure, or, in the case such failure cannot with due diligence be cured within such period of thirty (30) days, if Operator fails to proceed promptly and with all due diligence to cure the same and thereafter to prosecute the curing of such failure with all due diligence, it being intended that in connection with a failure not susceptible of being cured with due diligence within thirty (30) days that the time within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence unless such failure is not susceptible to cure regardless of time period in which case no cure period shall be provided;

16.1.2 NYRA’s Default. If NYRA shall (i) fail to make any monetary payment required under this Agreement, including, but not limited to, Management fees or NYRA’s Advances, on or before the due date recited herein and said failure continues for ten (10) business days after written notice, or (ii) fail in the material performance of or material compliance with any of the other material covenants, agreements, terms or conditions contained in this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof from Operator to NYRA specifying in detail the nature of such failure, or, in the case such failure cannot with due diligence be cured within such period of thirty (30) days, if NYRA fails to proceed promptly and with all due diligence to cure the same and thereafter to prosecute the curing of such failure with all due diligence, it being intended that in connection with a failure not susceptible of being cured with due diligence within thirty (30) days that the time within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence unless such failure is not susceptible to cure regardless of time period in which case no cure period shall be provided;

16.1.3 Bankruptcy. If either party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated a bankrupt or insolvent, or (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admits the material allegations of a petition filed against it in any proceedings under any such Law, or if any action is taken by Operator or NYRA, as the case may be, for the purpose of effecting any of the foregoing; and

16.1.4 Reorganization, Receiver. If an order, judgment or decree is entered without the application, approval or consent of the applicable party by any court of competent jurisdiction approving a petition seeking reorganization of Operator or NYRA, as the case may be, or appointing a receiver, trustee or liquidator of Operator or NYRA, as the case may be, or of all or a substantial part of any of the assets of Operator or NYRA, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

16.1.5 Prior Arbitration. If Operator or NYRA challenges the alleged Default and makes/seeks arbitration pursuant to this Agreement, then the thirty (30) day cure period provided in Paragraphs 16.1.1 and 16.1.2 will not commence until there is a decision by the arbitrator(s) that in fact the designated act or omission was a failure that if not cured would be a Default.

16.2 Regulatory Actions; Loss of Ability to Operate. Subject to Paragraph 18.2, actions by regulatory authorities for alleged violations shall not be a Default or Event of Default by Operator or NYRA, or an Operator Denial (as hereinafter defined) provided such actions were effected in the good faith belief that they were not in violation of any law or regulation and were in the best interests of the Project, provided however, NYRA shall be in Default hereunder if it should lose its ability to engage in Gaming Activities at the Racetrack and any other person or entity which acquires or succeeds to such right does not, (a) assume this Agreement, (b) cause the Bridge Note (or any refinancing thereof) to be paid (to the extent outstanding), and (c) cause the Permanent Financing (or any refinancing thereof) to be paid and Operator and/or its Affiliates to be discharged from any obligations pursuant to the Permanent Financing (or any refinancing thereof).

16.3 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

17. REMEDIES AND TERMINATION

17.1 NYRA’s Remedies. Upon the occurrence of a Default by Operator, NYRA shall be entitled to terminate this Agreement by NYRA’s written notice of termination to Operator and such termination shall be effective thirty (30) days after delivery of such notice; or obtain specific performance of Operator’s obligations hereunder and/or injunctive relief, to the extent appropriate, provided however neither NYRA nor any successors to NYRA (by operation of law or otherwise) shall be entitled to terminate this Agreement for any reason so long as either (a) the Bridge Note (or any refinancing thereof) has not been paid) and/or (b) the Permanent Financing (or any refinancing thereof) to be paid or Operator and/or any of its Affiliates has any obligations pursuant to the Permanent Financing (or any refinancing thereof). Applicability of this clause shall not limit NYRA’s other rights and remedies.

17.2 Operator’s Remedies. Upon the occurrence of a Default by NYRA, Operator shall be entitled to:

17.2.1 terminate this Agreement by Operator’s written notice of termination to NYRA, and such termination shall be effective thirty (30) days after delivery of such notice; or

17.2.2 obtain specific performance of NYRA’s obligations hereunder and/or injunctive relief, to the extent appropriate.

17.3 Bridge Note; Permanent Financing. On any termination of this Agreement, NYRA (including any successor by operation of law or otherwise) shall be required to pay the Bridge Note (or any refinancing thereof) or Permanent Financing (or any refinancing thereof) to the extent outstanding and to procure the release of Operator and/or any Affiliate of Operator, from all obligations under the Permanent Financing (or any refinancing thereof).

17.4 Remedies Nonexclusive. Except as provided in Paragraph 17.8, no remedy granted to either NYRA or Operator under Paragraphs 17.1, 17.2 and/or 17.3 above is intended to be exclusive of any other remedy herein or by Law provided, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law.

17.5 Termination. The Term shall terminate on the occurrence of any of the following events:

17.5.1 Upon the expiration of the stated Term;

17.5.2 Upon agreement by both parties in writing to terminate this Agreement;

17.5.3 Subject to Paragraph 17.1 which restricts the right of NYRA (or any successor to NYRA by operation of law or otherwise) to terminate this Agreement, upon the exercise of any termination right expressly granted to either NYRA or Operator in this Agreement in accordance with the terms thereof.

17.5.4 Upon the occurrence of an Event of Default pursuant to Article 16 at the option of the non-defaulting party; and

17.5.5 In the event that changes or modifications to the Law make operation of the Gaming Activities uneconomical for either NYRA (or any successor to NYRA by operation of law or otherwise) or Operator.

17.6 Contingent Termination Rights. Subject to Paragraph 17.1, if NYRA and Operator have not obtained all required Approvals which are material to the operation of the Project on or before twelve months from the date hereof, either party shall have the option to terminate this Agreement by written notice to the other.

17.7 Effect of Certain Terminations. Upon termination, all sums owed by either party to the other shall be paid within thirty (30) days of the termination date. In the event of any termination of this Agreement pursuant to Paragraph 17.6, NYRA shall, notwithstanding such termination, be liable to Operator for the fair and reasonable value (as determined by agreement or pursuant to Article 22) of all activities that Operator, any of its Affiliates, or any third parties have performed pursuant to or in connection with this Agreement prior to such termination provided such amounts are contained in budgets approved by NYRA or are otherwise approved by NYRA.

17.8 Damages In the Event of Termination by Operator. In the event of termination of this Agreement by Operator, Operator shall be entitled to recover from NYRA (or any successor to NYRA by operation of law or otherwise) all of its damages as determined pursuant to Article 22.

17.9 Proprietary Information. In the event of termination of this Agreement, Operator will return to NYRA (or NYRA can remove) all of the marketing, credit and customer data generated by Operator in connection with its duties hereunder (collectively “Customer Data”). Operator shall have no right to sell, transfer, convey, assign, license, or otherwise benefit from such Customer Data, and such Customer Data shall be NYRA’s sole and exclusive property, provided that Operator shall have a perpetual royalty free non-exclusive license to utilize such Customer Data in connection with its other owned or managed properties (not including racetrack VLT operations in the State of New York except in association with NYRA). Upon termination of this Agreement for any reason,

Operator’s proprietary computer programs and Operator’s operations manuals, shall remain the sole property of Operator, and shall not be used or disclosed to other persons by NYRA or its agents or Affiliates. NYRA recognizes, acknowledges and agrees that Operator and/or its Affiliates own other properties in addition to the Project and that Operator and/or its Affiliates shall, during the Term of this Agreement and thereafter, have and enjoy the continuing right to use all portions of its national marketing data base, including, without limitation, that portion used but not developed in discharging its duties under this Agreement, in conjunction with management, operation or ownership by Operator and/or its Affiliates of any other such property.

17.10 Survival of Representations and Indemnifications. Notwithstanding anything contained herein to the contrary, the parties acknowledge that the representations, covenants and indemnifications set forth in Articles or Paragraphs 9.1.5, 9.1.9, 13, 17, 20.4, 22 and 23.2 shall survive the termination or expiration of this Agreement. All amounts due and payable from either party to the other shall survive the termination of this Agreement.

18. LICENSE PROTECTION.

18.1 NYRA Denial. If at any time (a) either NYRA or any Person associated in any way with NYRA (i) is denied a license, found unsuitable, or is denied an Approval by a Gaming Authority or is or otherwise unable to obtain any other Approval with respect to the Project or any other actual or proposed operation of NYRA or has an Approval suspended or revoked or (ii) is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit (including extensions, if any), or (iii) withdraws any application for Approval other than upon a determination by the applicable Gaming Authority that such Approval is not required, and if the result of any of the foregoing has or could have an adverse effect on Operator or any Affiliate of Operator or does or would materially delay obtaining any Approval affecting Operator or any Affiliate of Operator, or (b) any Gaming Authority commences or threatens to commence any suit or proceeding against either Operator or an Affiliate or to terminate or deny any right or Approval of Operator or any Affiliate because of this Agreement or Operator’s relationship to NYRA or any Person associated with NYRA or otherwise directs Operator or any Affiliate to cease doing business with NYRA (all of the foregoing events described in (a) and (b) above are collectively referred to as a “NYRA Denial”), Operator may terminate this Agreement as provided in Article 17. NYRA shall use all commercially reasonable efforts to satisfy the requirements of the applicable Gaming Authority and thereby eliminate any actual or potential adverse effect or Operator or any Affiliate of Operator. If Operator exercises its right to terminate this Agreement pursuant to this Paragraph 18.1 solely as the result of an association of NYRA or any Person associated with NYRA, this Agreement shall not terminate if NYRA ends such association within such period of time, if any, as the applicable Gaming Authority gives for terminating such association. NYRA and all Persons associated with NYRA shall promptly, and in all events within any time limit established by Law or such Gaming Authority, furnish any Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities.

18.2 NYRA’s Licensing. NYRA shall use its best efforts to maintain any licensing and permits required of it under New York Law with respect to the operation of the Project and the Racetrack (to the extent such licensing affects the Project’s licensing) except for those licenses required by law to be maintained by or which are more appropriately maintained by Operator, in which case Operator shall maintain such licenses.

19. UNAVOIDABLE DELAYS

19.1 Unavoidable Delays. The provisions of this Article shall be applicable if there shall occur during the Term of this Agreement any (i) strike(s), lockout(s) or labor dispute(s), (ii) inability to obtain labor or materials, or reasonable substitutes therefore, (iii) acts of God, governmental approvals (and restrictions), regulations or controls, enemy or hostile governmental action, civil commotion, fire, power failure, homeland security breach or other casualty, (iv) failure of third party vendor to perform their work within the required timeframes, or (v) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform (collectively referred to as “Unavoidable Delay”). If Operator or NYRA shall, as the result of any of the above-described events, fail punctually to perform any obligation on its part to be performed under this Agreement, then, upon written notice to the other within ten (10) days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming an Unavoidable Delay, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to the Term of this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time or such named date shall be deemed to be extended or delayed, as the case may be, upon written notice, as provided above, for a time equal to the period of the Unavoidable Delay. Notwithstanding anything contained herein to the contrary, the provisions of this Article shall not be applicable to NYRA’s obligation to make any payments to Operator pursuant to the terms of this Agreement nor shall this Article operate to extend any time period set forth in Paragraph 17.6 or Article 18.

19.2 Certain Other Matters. In the event the development, construction or operation of the Project is enjoined or otherwise restrained and as a consequence thereof this Agreement is terminated or suspended, and if within a three (3) year period thereafter, such injunction or restraint is lifted so that NYRA has the right to operate VLTs at the Racetrack or any other racetrack operated by NYRA, NYRA shall so notify Operator in writing and Operator may, at its election, reinstate this Agreement by notice to NYRA within sixty (60) days following receipt of NYRA’s notice to Operator. This Paragraph 19.2 shall survive any termination of this Agreement.

20. RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

20.1 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party as creating the relationship of a partnership or joint venture between the parties to this Agreement. Neither any provisions contained herein nor any acts of the parties shall be deemed to create any relationship between the parties other than the contractual relationship of owner and manager, as provided in this Agreement.

20.2 Independent Entity. NYRA recognizes and acknowledges that Operator is an independent limited liability company to which NYRA will solely look and which is solely responsible for the obligations and liabilities of Operator recited herein and arising hereunder. NYRA further recognizes and acknowledges that no other entity or entities, including any Affiliate of Operator or any individual which may supply services to or take actions on behalf of or for the benefit of Operator with respect to the Project is in any manner liable or responsible for the obligations and liabilities of Operator unless specifically set forth in an instrument executed by the party to be charged with such obligation, duty or liability.

20.3 Affiliate Services.

20.3.1 It is agreed and understood among the parties in this Agreement that the parent of Operator and/or other Affiliates of Operator may form, organize, provide services to, provide loans and funds to, negotiate for, provide personnel to, make representations on behalf of and, from time to time take actions on behalf of or for the benefit of Operator in furtherance of satisfying Operator’s obligations under this Agreement through direct agreements with Operator. The parent and Affiliates of Operator may provide such services for a fee to Operator and the provision of such services for a fee and the actions taken in providing such services shall in no manner be construed to constitute the undertaking by such parent or other Affiliate of any obligation, duty or liability of Operator to NYRA under the terms of this Agreement or with respect to any other relationship existing between Operator and NYRA, unless specifically set forth in an instrument executed by the party to be charged with such obligation, duty or liability.

20.3.2 It is agreed and understood among the parties in this Agreement that the parent of Operator and/or other Affiliates of Operator may enter into a direct contractual relationship with NYRA and that the obligations, duties or liabilities of the parties to such agreement shall be specifically set forth in a written instrument executed by the parties thereto.

20.3.3 Anything to the contrary notwithstanding, any contract with any Affiliate of Operator, which requires payments by NYRA, are subject to NYRA’s approval.

20.4 Non-involvement of Certain Parties. NYRA agrees that in the event there is any default or alleged default by Operator under this Agreement, or NYRA has or may have any claim arising from or relating to the services provided under this Agreement, NYRA shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation. NYRA hereby further agrees that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Agreement or the services provided hereunder. NYRA hereby further agrees that it shall not permit any party claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any alleged breach or default by NYRA. In addition, NYRA agrees that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or is liable for any alleged breach or default of this Agreement by Operator.

21. FINANCING MATTERS

21.1 Restrictions on Financing Representations. Subject to Paragraph 7.2 in no event may either party represent that the other party or any Affiliate thereof is or in any way may be liable for the obligations of such party in connection with (i) any financing agreement, or (ii) any public or private offering of securities. Any financing and offering materials pertaining to securities pertaining to the Racetrack or any related property which reference Operator or its Affiliates or data provided by Operator shall not be filed or disseminated without the prior written approval of Operator as to references to Operator or its Affiliates or as to data provided by Operator. Operator shall have the option, with NYRA’s approval, of notifying any third party participating in such financing or security offering of any errors pertaining to its relationship to the transaction, the facts of the contractual relationship which exists between NYRA and Operator and its Affiliates, and the absence of an obligation of any nature with respect to such financing on the part of the Operator or any Affiliate. Operator shall have the right to require inclusion in offering or financing document of a statement implementing its rights under this Article and any reasonable restrictions or disclosure which is appropriate under the circumstances. In any event, such financing and offering materials shall clearly and conspicuously state that neither the accuracy nor adequacy of such materials has been passed on by Operator or its Affiliates. NYRA shall provide the forecasted Gross Revenue for any financing projections made on behalf of NYRA.

21.2 Permissible Disclosure. Notwithstanding the above restrictions, subject to Operator’s right of review set forth in Paragraph 21.1, NYRA may represent that the Project shall be managed by Operator and Operator may represent that it manages the Project and both may describe the terms of this Agreement and the physical characteristics of the Project in regulatory filings and public or private offerings. Subject to the next sentence, NYRA and Operator will use their respective best efforts to keep all confidential matters pertaining to the Project confidential except as required by Law and except to the extent necessary to complete the Project or to carry on their other businesses and comply with governmental or contractual requirements applicable to them. Operator or its Affiliates may make such announcements, file such documents including without limitation this Agreement, with the Securities and Exchange Commission, all regulatory authorities and otherwise take such actions to comply with the requirements of federal, state and local securities and other laws as it deems appropriate, including, but not limited to, the Gaming Laws and regulations of other jurisdictions. Operator shall provide NYRA with the portion of any such announcement or filing that refers to this Agreement and the transactions contemplated hereby with as much advance notice as is practicable but no later than concurrently with the releasing or filing the same. Both parties shall use their best efforts to consult with the other concerning disclosures as to the Project.

21.3 Compliance. Both parties shall cause their respective Affiliates to comply with all provisions of this Article that are applicable to such party.

22. ARBITRATION

22.1 Disputes. Every dispute between the parties arising with respect to this Agreement, other than disputes concerning Paragraph 15.3 and Article 21, shall be resolved in the manner provided in this Article.

22.2 Arbitrators. The arbitration shall be conducted by three (3) arbitrators appointed in accordance with the provisions hereof and, to the extent consistent with this Article, in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto) in the State of New York. The parties shall respond to any proposed list of arbitrators within ten (10) days after the receipt thereof. The arbitrator(s) shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. Unless the parties shall otherwise mutually agree to extend such time periods, the arbitrator(s) shall render their decision and award, upon the concurrence of at least two (2) of their number (if there is more than one (1) arbitrator), within four (4) months after the appointment of the last arbitrator or fifteen (15) days after the final hearing of the arbitrator(s), whichever is earlier. In the event that two (2) arbitrators cannot agree on the amount of an award, such amount shall be the average of the two (2) closest proposed awards. The arbitrators’ decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrator(s) shall not add to, subtract from, or otherwise modify the provisions of this Agreement. Judgment may be entered on the determination and award made by the arbitrator(s) in any court of competent jurisdiction and may be enforced in accordance with the Laws of the State of New York. The arbitrator(s) will follow and apply the terms of this Agreement and New York Law in rendering their decision.

22.3 Procedures and Discovery. The parties hereby agree that in any such arbitration each party shall be entitled to discovery of the other party as provided by New York Law; provided, however, any such discovery shall be completed within one (1) month from the date the last arbitrator is appointed, unless such period is extended by agreement of the parties and any disputes concerning discovery shall be determined by the arbitrator(s) with any such determination being binding on the parties. The arbitrator(s) shall apply New York substantive Law and the New York evidence Law to the proceeding. The arbitrator(s) shall have the power to grant all legal and equitable remedies and award compensatory damages provided by New York Law to the extent not inconsistent with this Agreement. The arbitrator(s) shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. The arbitrator(s) shall apply the terms of the Agreement and shall not have the power to commit errors of Law or legal reasoning. Each party shall bear its own expenses of the arbitration including, without limitation, attorney fees, and shall divide the arbitration expenses and fees equally. The parties further agree that arbitration proceedings must be instituted within the later to occur of (i) one year after the claimed breach occurred, or (ii) within one (1) year of the date that complaining party became aware of such breach and that the failure to institute arbitration proceedings within such periods shall constitute an absolute bar to the institution of any proceedings and a waiver of claims.

22.4 No Timely Decision. If for any reason whatsoever the written decision and award of the arbitrators shall not be rendered within the time limits set forth in this Article, either party may apply to any court having jurisdiction by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistent with the provisions of this Agreement.

22.5 Extension of Time. Any time periods for performance of a matter submitted to arbitration hereunder shall be extended by the period of such arbitration.

23. MISCELLANEOUS

23.1 Authorizations. Until NYRA shall advise Operator to the contrary in writing, Operator may rely on Patrick L. Kehoe, Senior Vice President or Steven Dunker, Co-Chairman of NYRA as authorized to take or approve any action required or permitted to be taken by NYRA, including, without limitation, the giving of all approvals hereunder. Until Operator shall advise NYRA to the contrary, NYRA may rely on John Redmond or Mike Puggi as being authorized to take any action required or permitted to be taken or approved by Operator, including, without limitation, the giving of all approvals hereunder.

23.2 Restrictions as to Employees. It is agreed that neither party shall seek to contact, entice or discuss employment with any employee of the other party, nor shall either party employ or seek to employ any such employee, without first obtaining the consent of the other party which consent may be withheld for any reason whatsoever at the sole and absolute discretion of the party from which consent is being sought. It is further agreed that this restriction shall survive for a period of two (2) years following the expiration or termination of this Agreement.

23.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and addressed as shown below, and (i) delivered personally, (ii) sent by overnight courier, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) transmitted by facsimile machine. All notices personally delivered or sent by overnight courier shall be deemed received on the date of delivery. Notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter’s receipt of acknowledgement of receipt from the offices of such addressee provided that properly addressed hard copy is put in the mail with sufficient postage within twenty-four (24) hours of transmission. All notices forwarded by registered or certified mail shall be deemed received on a date three (3) Business Days immediately following date of deposit in the mail. Notwithstanding anything to the contrary herein, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date on the return receipt.

If to NYRA: VLT Division of

The New York Racing Association Inc.
Aqueduct Racetrack
110-00 Rockaway Blvd.
South Ozone Park
New York, NY 11417
Attention: Patrick L. Kehoe, Esq.
Telephone: 718-641-4700
Facsimile: 718-641-9068

With a copy to New York Racing Association Inc.

Aqueduct Racetrack
110-00 Rockaway Blvd.
South Ozone Park
New York, NY 11417
Attention: Patrick L. Kehoe, Esq.
Telephone: 718-641-4700
Facsimile: 718-641-9068

If to Operator: MGM GRAND (NEW YORK) LLC

3600 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Attention: Kenneth Rosevear
Telephone: (702) 650-7505
Facsimile: (702) 650-7501

With copies to MIRAGE DEVELOPMENT

3260 Industrial Road
Las Vegas, Nevada 89109
Attention: Kenneth Rosevear
Telephone: (702) 650-7505
Facsimile: (702) 650-7501

MGM MIRAGE
3600 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Attention: Gary N. Jacobs Telephone: (702) 693-7129
Facsimile: (702) 693-7628

The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes. No notice to either NYRA or Operator shall be deemed given or received unless the entity noted “With a copy to” is simultaneously delivered notice in the same manner as any notice given to either NYRA or Operator.

23.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of NYRA and Operator relating to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, relating to such subject matter.

23.5 Confidentiality.

23.5.1 Generally. Both parties shall maintain confidentiality with respect to material developments in the course of development and operation of the Project subject to legal and regulatory requirements. Except as required by Law, material confidential information shall only be made available to such of a party’s employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished. Any Person to whom such information is disclosed shall be informed of its confidential nature and shall agree to keep it confidential as provided herein. Information provided by one party to the other shall not be presumed confidential unless the information is presented to the recipient under circumstances which clearly and directly indicate the delivering party intends such information to be confidential and such information is not:

(a) already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) generally available to the public or otherwise part of the public domain after its disclosure other than through an act or omission of the receiving party in breach of this Agreement;

(d) subsequently lawfully disclosed to the receiving party by a person other than a party to this Agreement.

(e) Notwithstanding any terms or conditions in this Agreement to the contrary, the parties hereto (and each employee, representative, or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction dealt with herein and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The provisions of this paragraph shall survive the closing.

23.5.2 Securities Law Requirements. NYRA acknowledges that MGM MIRAGE is a publicly held company and that trading in its securities based on non-public information or unauthorized disclosure or other use of material developments could expose both MGM MIRAGE and NYRA to significant penalties. NYRA shall take appropriate precautions to inform its employees and independent contractors of such requirements.

23.6 Approvals. Any consent or approval referred to herein (by whatever words used) of either party shall not be unreasonably withheld or delayed, except in those situations in which this Agreement explicitly gives the party absolute discretion to take or forego to take an action. Except as otherwise expressly provided herein, whenever either party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, the failure of such party to expressly disapprove in writing within fifteen (15) business days after written request thereof given in accordance with the terms of Paragraph 23.3, or such other period as specifically set forth herein, shall be deemed to be a consent or approval. In the event that either party refuses to give its consent or approval to any request by the other, such refusing party shall indicate by written notice to the other the reason for such refusal. An approval or consent given or deemed given by a party to this Agreement may not be revoked for any reason, other than inducement of such approval or consent by actual fraud or a felony violation of criminal Law. By its execution of this Agreement, NYRA hereby affirms that it has approved all actions taken by Operator in connection with the Project prior to the date of this Agreement, including without limitation all plans, specifications, budgets, contracts, engagements, and consultants submitted to NYRA prior to the date of this Agreement

23.7 Conflict of Interest: Other Operations.

23.7.1 Nothing contained in this Agreement shall be construed to restrict or prevent, in any manner, any party or any party’s parent corporation, principals or other Affiliates or representatives from engaging in any other businesses or investments during the Term, including, without limitation, any similar or competitive gaming operation. In the event NYRA receives permission from the State to operate VLTs at Belmont Park Race Track or any other racing facility or OTB facility it may operate during the Term of this Agreement (a “New Facility”), the Parties agree to meet and engage in good faith negotiations for an agreement whereby Operator would provide services similar to those contained in this Agreement and in a similar capacity at said newly approved facility, pursuant to whatever terms and conditions the Parties may mutually agree upon. If no such agreement is reached by the parties within sixty (60) days of the first meeting pursuant to this Paragraph (“New Facility Negotiation Period”), NYRA shall be free to solicit proposals and enter into negotiations with any other entity or operator of its choosing. Any failure of the parties to reach an agreement within the New Facility Negotiation Period shall not constitute bad faith for purposes of this subarticle. Notwithstanding the foregoing or anything else contained in this Article or this Agreement, Operator shall not own, operate, manage or otherwise have any interest or involvement in any other racetrack VLT operation in the State of New York without NYRA’s express prior written consent, which consent shall be granted or withheld by NYRA in NYRA’s sole and absolute discretion.

23.7.2 The Parties acknowledge that each Party and/or its Affiliates operate other gaming facilities and may in the future operate additional gaming facilities in different areas of the world and that marketing efforts may cross over in the same markets and with respect to the same potential customer base. Each Party hereby waives any conflict of interest by the other Party and/or its Affiliates in the marketing or operation of any such gaming facilities. Further, either Party, in the course of the Project, may refer customers of the Project and other parties to other facilities operated by it and/or its Affiliates to utilize gaming, entertainment and other amenities, without payment of any fees to the other Party, and said actions shall not constitute a conflict of interest or breach of any fiduciary duty or obligation by either Party. The Parties acknowledge and agree that either may have and distribute promotional materials for its own Affiliates and facilities, including gaming, at the Project. The Parties expressly disclaim and waive any and all claims of any nature against the other Party or its Affiliates arising from such conflict of interest or any matter related thereto. The Parties may, but shall not be obligated to, jointly market and advertise the Project with other properties owned or operated by the other Party and/or its affiliates. Any such joint marketing or advertising shall be subject to the Parties’ mutual prior approval. If Operator and NYRA agree that the Project is to be jointly marketed and advertised with properties owned or operated by the other and/ or its Affiliates, the total costs and expenses associated with such joint marketing or advertising shall be shared on a reasonable basis among the properties and the portion allocated to the Project shall be an Operating Expense.

23.8 Exhibits. All Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

23.9 Choice of Law and Construction of Agreement, Service of Process, and Jurisdiction. This Agreement shall be governed by and construed under the Laws of New York. This Agreement shall be deemed to contain all provisions required by the New York Law relating to Gaming Activities (collectively, the “New York Gaming Law”) and is subject to any approvals required under the New York Gaming Law. To the extent any provision in this Agreement is inconsistent with the New York Gaming Law, the New York Gaming Law shall govern. Should any provision of this Agreement require judicial interpretation or as to any arbitration under this Agreement, it is agreed that the court or arbitrators interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.

23.10 Amendment and Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing executed by all parties hereto, except for agreement signed by the waiving party. A waiver by a party of any of the terms or provisions of this Agreement shall not constitute a subsequent waiver of any of the terms or provisions of this Agreement.

23.11 Severability. If any provisions are void or unenforceable if enforced to their maximum extent, the provisions in question shall be enforced to the maximum extent such provisions are enforceable.

23.12 Governing Document. This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Exhibits attached hereto or any document or instrument executed and/or delivered in connection herewith.

23.13 Inspection of Project. NYRA and NYRA’s representatives shall have the right, at any reasonable time during the Term of this Agreement, to enter upon the Project or any portion thereof, to inspect same and all FF&E located therein for any purpose reasonably related to this Agreement; provided, however, NYRA and NYRA’s representatives shall use their best efforts to minimize any interruption of or interference with Operator’s management and operation of the Project and shall adhere to all rules and regulations concerning the Project and its activities during any such inspection.

23.14 No Third-Party Beneficiaries. Except pursuant to Paragraph 20.4, there shall be no third-party beneficiaries with respect to this Agreement.

23.15 Regulatory Information. NYRA and Operator shall each provide the other with all information pertaining to this Agreement and the Project and as to their ownership structure, corporate structure, officers and directors, stockholders and partners’ identity, financing, transfers of interest, etc., as shall be required by any regulatory authority with jurisdiction over the other or any of its Affiliates including, without limitation, Michigan, Mississippi, Nevada, New Jersey and New York, or with respect to any federal or state security Law requirement.

23.16 Interpretation. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural and vice-versa. The captions preceding the text of Articles and Paragraphs are included only for convenience of reference and shall be disregarded in the construction and interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

NYRA: THE NEW YORK RACING ASSOCIATION INC.
By:	/s/ C. Steven Duncker
Authorized Officer

Operator: MGM GRAND (NEW YORK), LLC
By:	/s/ Gary N. Jacobs
Authorized Officer

EXHIBIT A

DEFINITIONS

All capitalized terms referenced or used in the Project Consulting and Management Agreement (the “Agreement”) and not specifically defined therein shall have the meaning set forth below in this Exhibit “A,” which is attached to and made a part of the Agreement for all purposes. The article, paragraph and exhibit references herein refer to the Articles, Paragraphs and Exhibits in and to the Agreement.

Affiliate. The term “Affiliate” shall mean a Person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question and any officer, director or trustee, and any stockholder or partner of any Person referred to in the preceding clause owning fifty percent (50%) or more of such Person. For purposes of this definition, the term “control” means the ownership of fifty percent (50%) or more of the beneficial interest or the voting power of the appropriate entity.

Annual Operations Budget. The term “Annual Operations Budget” shall have the meaning set forth in Paragraph 6.3.2.

Approval. The term “Approval” means any license, finding of suitability, qualification, approval or permit by or from any Gaming Authority, or any other governmental body with jurisdiction over NYRA or the Project.

Business Days. The term “Business Days” shall mean all weekdays except those that are official holidays of the State of New York or the U.S. federal government. Unless specifically stated as “Business Days,” a reference to “days” means calendar days.

Capital Expenditure Budget. The term “Capital Expenditure Budget” shall have the meaning set forth in Paragraph 6.3.2.

Consumer Price Index. The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers, All Items (1982-84-100), from time to time published by the Bureau of Labor Statistics, United States Department of Labor for the New York Metropolitan Area, or if none is published for said area, then the metropolitan area closest to the city in which the Project is situated and for which the Bureau of Labor Statistics does publish such information. In the event the Consumer Price Index shall be discontinued, the Bureau of Labor Statistics shall be requested to furnish a new index comparable to the Consumer Price Index, together with information, which will make possible the conversion of the new index. If for any reason the Bureau of Labor Statistics does not furnish such index and information, the parties hereto shall thereafter accept and use such other index or comparable statistics regarding the cost of living for the New York Metropolitan Area, or the closest metropolitan area for which the applicable agency, periodical or authority does publish such information, as the case may be, which shall be computed and published by an agency of the United States or by a responsible financial periodical or recognized authority then to be selected by the parties.

Debt Service. The term “Debt Service” shall mean payments (including, without limitation, principal, interest and expense reimbursement) with respect to (i) capitalized leases, as defined in accordance with Generally Accepted Accounting Principles, (ii) all third party borrowed funds related to the Project, and (iii) any purchase money financing related to the Project.

Default/Event of Default. The term “Default” and “Event of Default” shall have the meaning set forth in Article 16.

Default Rate. The term “Default Rate” shall mean the lesser of (i) the reference or prime commercial lending rate established by Bank of America, San Francisco, California, plus three percent (3%) per annum, or (ii) the highest rate permitted by applicable Law, to the extent applicable Law establishes a maximum rate of interest which may be charged with respect to obligations of the type in question, until paid.

Financial Statements. The term “Financial Statements” for any fiscal period shall mean a balance sheet as of the close of such fiscal period and statements of operations and cash flow for the Fiscal period then ended all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

Fiscal Year. The term “Fiscal Year” shall mean a period beginning January 1 and ending on December 31 of each year (excepting any short year(s) at the beginning and end of the Term).

Fully, accurately and completely. The term “fully, accurately and completely” or words to similar effect shall mean that the disclosing party has disclosed all facts and circumstances which are material to the matter in question and that none of such disclosures contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

FF&E. The term “FF&E” shall mean all furniture, furnishings, equipment (excluding VLTs) and fixtures necessary or appropriate to operate the Project in conformity with this Agreement.

FF&E Specifications. The term “FF&E Specifications” shall have the meaning set forth in Paragraph 3.2.

Gaming Activities. The term “Gaming Activities” shall mean any form of gaming as may be authorized from time to time during the Term by the New York Gaming Authorities and/or the Act other than race pari-mutuel and race simulcast wagering.

Gaming Authorities. The term “Gaming Authorities” or “Gaming Authority” shall mean all agencies, authorities and instrumentalities of any state, nation, or other governmental entity, or any subdivision thereof, regulating gaming, lottery, racing or related activities.

Gaming Bankroll. The term “Gaming Bankroll” shall mean an amount reasonably determined by Operator and approved by NYRA as funding required to bankroll Gaming Activities but in no case less than the amount required by Law. In no event shall such Gaming Bankroll include amounts necessary to cover Operating Expenses or Working Capital.

Gaming Revenues. The term “Gaming Revenues” is defined in Paragraph 8.1.

Generally Accepted Accounting Principles. The term “Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles in all material respects as established from time to time by the Financial Accounting Standards Board and its predecessors as applicable to the gaming industry.

Gross Revenues. The term “Gross Revenues” shall include all of the revenue derived from New Non-Gaming Operations of the Project computed on an accrual basis from all business conducted upon, related to or from the Project in accordance with Generally Accepted Accounting Principles and shall include, but not be limited to, the amount of all sales of goods, wares, food, beverages, tickets, services or merchandise at or from the Project (including complimentaries, if any).

Gross Revenues shall not include:

(a) Gaming Revenues

(b) Applicable gross receipts taxes, admission, cabaret, excise, sales and use taxes, or similar governmental charges collected directly from customers or as a part of the sales price of any goods or services, or collected in store and building rentals or rentals received from tenants, licensees or concessionaires;

(c) Income and revenues of tenants, licensees and concessionaires of Operator or NYRA from the Project or any part thereof; provided, however, that all fees, rents, commissions, percentages or other payments received from any licensee or concessionaire shall be included in Gross Revenue;

(d) Service charges, which are defined to mean percentage gratuities added to customer billings as compensation to employees of the Project;

(e) Proceeds of borrowings by NYRA;

(f) Proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of the Project),

(g) NYRA’s Advances and any funds advanced or investments by Operator;

(h) Proceeds of condemnation and eminent domain awards; and

(i) Revenues from any Non-Gaming Operations.

Any of the above provisions resulting in a double exclusion from Gross Revenue shall be allowed as an exclusion only once.

Law. The term “Law” means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial precedent or order of any court or any governmental or regulatory entity, power, department, agency, authority, or officer whether international, foreign, federal, state, local, or any subdivision thereof.

Management Fee. The term “Management Fee” shall have the meaning set forth in Paragraph 8.1.

Memorandum of Management Agreement. The term “Memorandum of Project Consulting and Management Agreement” shall mean a memorandum in substantially the form attached to the Agreement as Exhibit “B.”

Net Cash Flow. The term “Net Cash Flow” shall be an amount equal to pre-tax accounting income of the Project determined in accordance with Generally Accepted Accounting Principles.

Opening Date. The term “Opening Date” shall mean the first date a revenue-paying customer is admitted to the Project.

Operating Expenses. The term “Operating Expenses” shall mean those necessary or reasonable operating expenses, including, without limitation, the Project’s allocation of Shared Expenses, travel expenses incurred by Operator’s personnel for the benefit of the Project, costs of Operating Supplies and all costs and expenses of licensing Operator’s or NYRA’s employees performing services for the Project, incurred on behalf of NYRA after and including the Opening Date in connection with conducting and operating the business affairs of the Project and maintenance of the Project, computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining “Operating Income” (as defined in gaming industry practice) for purposes of preparing a statement of operations for the Project; provided, however, Operating Expenses shall not include depreciation or amortization with respect to the Project or the FF&E, Debt Service, Replacement Fund deposits, or expenses relating to the operation of the Racetrack for the use of such facility immediately preceding the Opening Date.

Operating Supplies. The term “Operating Supplies” shall mean gaming supplies, paper supplies, cleaning materials, and all other consumable supplies and materials used in the operation of the Project.

Operator’s Advances. The term “Operator’s Advances” shall have the meaning set forth in Paragraph 7.1.7.

Person. The term “Person” shall mean any individual, partnership, corporation, association or other entity, including, but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

Plans and Specifications. The term “Plans and Specifications” shall have the meaning as said term is defined in Paragraph 3.2.

Pre-Opening Budget. The term “Pre-Opening Budget” shall mean the budget approved by NYRA of expenses to be incurred prior to the Opening Date pursuant to Article 4 of the Agreement and with respect to any other provision of the Agreement pertaining to the period prior to the Opening Date and any other items as shall be approved by NYRA and Operator. No pre-opening activities shall be commenced and no obligations entered into by Operator on NYRA’s behalf until NYRA has approved the Pre-Opening Budget. Upon approval of the Pre-Opening Budget, Operator shall use reasonable efforts to perform pre-opening activities in compliance with such budget. The Pre-Opening Budget shall be subject to periodic revision during the pre-Opening Date period with NYRA’s approval. A final accounting of pre-opening activities shall be due thirty (30) days after the Opening Date. Such expenses shall include without limitation all expenses incurred by Operator or by any of Operator’s Affiliates in performing pre-opening services and other pre-opening functions, including, without limitation, travel expenses, the costs of moving executive level Project personnel, their families and their belongings to the area in which the Project is located at the commencement of their employment at the Project in accordance with Operator’s then current practice, expenses of business entertainment, the cost of recruitment and training for all personnel of the Project, all expenses incurred in conducting training, or licensing qualification operations of the Project, Project employees or Operator prior to the Opening Date, the cost of pre-opening sales, marketing, advertising, promotion and publicity. No expenses corresponding to the pre-opening period, including, without limitation, the expenses provided for in the Pre-Opening Budget or specifically enumerated in this Section 1.39 and no amortization of any of the foregoing shall be included in Operating Expenses of the Project.

Project. The term “Project” means the area intended to be developed by NYRA for purposes of accommodating Gaming Activities at Aqueduct as currently authorized by New York Gaming Law. The Project area will be more particularly defined through the Plans and Specifications and the FF&E Specifications to be prepared as provided in Article 3, and the Project Budget to be prepared and updated pursuant to Paragraph 6.3.1 as the scope and particulars of the Project are defined from time to time.

Project Budget. The term “Project Budget” means the Initial Project Budget and the Final Project Budget for development and construction of the Project, and any interim or revised versions of each as approved by the parties from time to time as described in Paragraph 6.3.1.

Project Revenues. The term “Project revenues” means Gaming Revenues and all other revenues derived from the Project.

Project Schedule. The term “Project Schedule” shall have the meaning as said term is defined in Paragraph 3.4.

Racetrack. The term “Racetrack” means Aqueduct, the thoroughbred racing and simulcast facility located in Queens, New York.

Start-up Budget. The term “Start-up Budget” shall have the meaning set forth in Paragraph 7.1.2. Gaming Operations shall not commence until fifteen (15) days after Operator has submitted to NYRA and NYRA has approved the Start-up Budget. Any revisions to the Start-up Budget must be approved by NYRA.

Term. The term “Term” shall mean the period of time specified in Article 2.1 of this Agreement.

Three-Year Operating Budget. The term “Three-Year Operating Budget” shall have the meaning set forth in Paragraph 6.3.3.

Unavoidable Delay. The term “Unavoidable Delay” shall have the meaning set forth in Article 19.

VLTs The term “VLTs” shall mean coin or ticket operated machines, electronic, electrical or mechanical machines and video lottery terminals operated in accordance with the requirements of the New York Gaming Laws.

Working Capital. The term “Working Capital” shall mean an amount equal to: the sum of the estimated average weekly Operating Expenses, as determined by Operator from time to time and approved by NYRA, times four (4).